UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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ImmunoGen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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830 Winter Street, Waltham, MA 02451	TEL: (781) 895‑0600	FAX: (781) 895‑0610

April 30, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of ImmunoGen, Inc. to be held on Wednesday, June 20, 2018, beginning at 9:00 a.m., local time, at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts.

The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe the matters that will be presented at our annual meeting.  The agenda for the meeting includes proposals to elect seven members to our Board of Directors, to approve a new 2018 Employee, Director and Consultant Equity Incentive Plan, which will replace our 2016 Employee, Director and Consultant Equity Incentive Plan, to approve a new Employee Stock Purchase Plan, or ESPP, to hold an advisory vote on executive compensation, and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.  The Board of Directors recommends that you vote FOR its proposal to fix the number of members of our Board of Directors at seven, FOR the election of its slate of directors, FOR approval of our 2018 Plan, FOR approval of our ESPP, FOR approval of the compensation of our named executive officers as disclosed in the proxy statement, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Please refer to the enclosed proxy statement for detailed information on each of the proposals.  Your vote is important. Whether or not you expect to attend the meeting in person, your shares should be represented.  Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card, or vote via the Internet or telephone, promptly and in accordance with the instructions set forth in either the Notice Regarding the Availability of Proxy Materials that you received or on the proxy card.  This will ensure your proper representation at our annual meeting.

Sincerely

MARK J. ENYEDY
President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 20, 2018

To Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ImmunoGen, Inc. will be held on Wednesday, June 20, 2018, beginning at 9:00 a.m., local time, at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts, for the following purposes:

1.       To fix the number of members of the Board of Directors at seven.

2.       To elect seven members of the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

3.       To approve the 2018 Employee, Director and Consultant Equity Incentive Plan, which will replace our 2016 Employee, Director and Consultant Equity Incentive Plan.

4.       To approve a new Employee Stock Purchase Plan.

5.       To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

6.       To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

7.       To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 23, 2018 as the record date for the meeting.  All shareholders of record on that date are entitled to notice of and to vote at the meeting.  We began mailing the Notice Regarding the Availability of Proxy Materials on or about April 30, 2018.  Our proxy materials, including this proxy statement and our 2017 annual report, will also be available on or about April 30, 2018 on the website referred to in the Notice Regarding the Availability of Proxy Materials.

You are cordially invited to attend the annual meeting in person, if possible.  Whether or not you expect to attend the meeting in person, please complete, sign and date the enclosed proxy and return it in the envelope enclosed for this purpose, or vote via the Internet or by telephone, as soon as possible.  If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy and vote your shares in person.

By Order of the Board of Directors

CRAIG BARROWS
Secretary

April 30, 2018

830 Winter Street

Waltham, Massachusetts 02451

781‑895‑0600

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

We are making these proxy materials available to you on or about April 30, 2018, in connection with the solicitation of proxies by the Board of Directors of ImmunoGen, Inc. (“ImmunoGen”) for our 2018 annual meeting of shareholders, and any adjournment or postponement of that meeting.  The meeting will be held on Wednesday, June 20, 2018, beginning at 9:00 a.m., local time, at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts.  You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement.  You do not need to attend the meeting in person to vote your shares.  Instead, you may have your shares voted at the meeting on your behalf by following the instructions below to submit your proxy on the Internet.  Alternatively, if you requested and received a printed copy of these materials, you may complete, sign and return the accompanying proxy card or submit your proxy by telephone as described below in order to have your shares voted at the meeting on your behalf.

We intend to mail a Notice Regarding the Availability of Proxy Materials (referred to elsewhere in this proxy statement as the “Notice”) to all shareholders of record entitled to vote at the annual meeting on or about April 30, 2018. The Notice will instruct you as to how you may obtain access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

What am I voting on?

There are six matters scheduled for a vote:

•	To fix the number of members of our Board of Directors at seven;
•	To elect seven members of our Board of Directors;
•	To approve the 2018 Employee, Director and Consultant Equity Incentive Plan, or the 2018 Plan, which will replace our 2016 Employee, Director and Consultant Equity Incentive Plan.
•	To approve a new Employee Stock Purchase Plan, or ESPP;

•	To approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement; and
•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on April 23, 2018 are entitled to attend and vote at the meeting.  Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy.  The Notice you received by mail and the proxy card provided with this proxy statement indicate the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on April 23, 2018, the record date, will constitute a quorum for purposes of the meeting.  On the record date, 133,036,946 shares of our common stock were outstanding.  For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

Your vote is very important.  Whether or not you plan to attend the meeting, we urge you to either:

•	vote on the Internet pursuant to the instructions provided in the Notice you received by mail, or
•	request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either
•	complete, sign, date and return the proxy card you will receive in response to your request, or
•	vote by telephone (toll-free) in the United States or Canada, in accordance with the instructions on the proxy card.

Requests for printed copies of the proxy materials should be made no later than June 6, 2018 to ensure that they will be received in time for you to cast your vote on a timely basis.  Please note that the Notice is not a proxy card or a ballot, and any attempt to vote your shares by marking and returning the Notice will be ineffective.

If you properly complete and deliver your proxy (whether electronically, by mail or by telephone) and it is received by 11:59 p.m. Eastern Time on June 19, 2018, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.  If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the proposal to fix the number of members of our Board of Directors at seven;

•	FOR the election of the seven nominees named below under “Election of Directors”;
•	FOR approval of the 2018 Plan;
•	FOR approval of the ESPP;
•	FOR approval, on an advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement; and
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

If any other matter properly comes before the meeting or at any adjournments or postponements thereof, your proxy will vote your shares in his discretion.  At present we do not know of any other business that is intended to be brought before or acted upon at the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker.  If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as an ImmunoGen shareholder, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you.  If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved.  There are certain matters on which brokers may not vote without specific instructions from you.  If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.”  Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal broker non-votes will not be counted as votes cast or shares voting.  Brokers do not have discretion to vote your shares for the election of directors, or on the proposals to approve the 2018 Plan or the ESPP, or on the advisory proposals on executive compensation, without instructions from you, and your failure to instruct your broker how to vote on these items will result in a broker non-vote.

Can I change my vote after I have already voted?

Yes.  You may change your vote at any time before your proxy is exercised.  To change your vote, you may:

•	Deliver to our corporate secretary a written notice revoking your earlier vote; or

•	Submit a properly completed and signed proxy card with a later date; or
•	Vote again telephonically or electronically (available until 11:59 p.m. Eastern Time on June 19, 2018); or
•	Vote in person at the meeting.

Your last dated proxy card or vote cast will be counted.  Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

If your shares are held in “street name,” you should contact your broker for instructions on changing your vote.

How are votes counted?

•

Notice Item 1 - Proposal fixing the number of members of our Board of Directors at seven: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter.  Abstentions will have no effect on the outcome of voting on this matter.

•

Notice Item 2 - Election of directors: The seven nominees who receive the highest number of “For” votes will be elected.  If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.  Broker non-votes, which are described above, will also have no effect on the outcome of the election.

•

Notice Item 3 – Approval of the 2018 Plan: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter.  Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.

•

Notice Item 4 – Approval of the ESPP: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter.  Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.

•

Notice Item 5 - Advisory (non-binding) vote on executive compensation, or “say-on-pay”: Because this proposal calls for a non-binding advisory vote, there is no “required vote” that would constitute approval.  However, our Board of Directors and the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.  Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.

•

Notice Item 6 - Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter.  Abstentions will have no effect on the outcome of voting on this matter.

•

Other business: All other business that may properly come before the meeting requires the favorable vote of a majority of the votes cast on the matter.  Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is ImmunoGen soliciting proxies?

We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting, as well as the cost of making such materials available on the Internet.  In addition to the use of the mails and the Internet, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication.  We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.  In addition, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and reimbursement of customary disbursements that are not expected to exceed $27,000 in the aggregate.

VOTING SECURITIES

Who owns more than 5% of our stock?

On April 23, 2018, there were 133,036,946 shares of our common stock outstanding.  To our knowledge there were five shareholders who owned beneficially more than 5% of our common stock.  The table below contains information, as of the date noted below, regarding the beneficial ownership of these entities.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
ClearBridge Investments, LLC (1)	11,071,365	8.3%
Redmile Group, LLC (2)	10,906,962	8.2%
Jeremy C. Green
The Vanguard Group (3)	9,655,527	7.3%
BlackRock, Inc. (4)	8,493,975	6.4%
State Street Corporation (5)	8,345,380	6.3%

1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2018 reporting beneficial ownership as of December 31, 2017.  The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 10,586,790 shares and sole investment power with respect to all the shares reported.  The reporting entity’s address is 620 Eighth Avenue, New York, New York 10018.

2)

Based on a Schedule 13G filed with the SEC on February 14, 2018 reporting beneficial ownership as of December 31, 2017.  The Schedule 13G filing reported that Redmile Group, LLC, and Jeremy C. Green, through his control of Redmile Group, LLC, each had shared voting and investment power with respect to all of the shares reported.  The reporting entities’ address is One Letterman Drive, Building D, Suite D3‑300, San Francisco, California 94129.

3)	Based on a Schedule 13G filed with the SEC on February 8, 2018, reporting beneficial ownership as of December 31, 2017. The Schedule 13G filing reported that the reporting entity had sole voting power with respect to 191,574 shares, shared voting power with respect to 5,200 shares, sole investment power with respect to 9,463,628 shares, and shared investment power with respect to 191,899 shares.  The reporting entity’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

4)

Based on a Schedule 13G filed with the SEC on February 1, 2018 reporting beneficial ownership as of December 31, 2017.  The Schedule 13G filing reported that the reporting entity had sole voting power with respect to 8,295,010 shares, sole investment power with respect to 8,470,097 shares, and shared investment power with respect to 23,878 shares.  The reporting entity’s address is 55 East 52nd Street, New York, New York 10022.

5)

Based on a Schedule 13G filed with the SEC on February 14, 2018 reporting beneficial ownership as of December 31, 2017.  The Schedule 13G filing reported that the reporting person had shared voting and investment power with respect to all of the shares reported.  The reporting entity’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

How many shares do ImmunoGen’s directors and executive officers own?

The following information is furnished as of April 23, 2018, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer); (2) our other executive officers named in the summary compensation table elsewhere in this proxy statement; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Stuart A. Arbuckle (2)	4,708	**
Mark J. Enyedy (3)	921,383	**
Mark Goldberg, MD (4)	122,900	**
Daniel M. Junius (5)	1,596,672	1.19%
Stephen C. McCluski (6)	110,179	**
Dean J. Mitchell (7)	92,039	**
Kristine Peterson (8)	72,665	**
Joseph J. Villafranca, PhD (9)	150,718	**
Richard J. Wallace (10)	107,047	**
Craig Barrows (11)	700,903	**
Anna Berkenblit, MD (12)	376,256	**
Richard J. Gregory, PhD (13)	569,345	**
David B. Johnston (14)	637,274	**
All directors, director nominees and executive officers as a group (16 persons) (15)	6,071,503	4.44%

*Unless otherwise indicated, the address is c/o ImmunoGen, Inc., 830 Winter Street, Waltham, Massachusetts 02451.

**Less than 1.0%.

1)

The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of April 23, 2018 are outstanding.

2)

Includes (a) 4,167 shares which may be acquired by Mr. Arbuckle within 60 days of April 23, 2018 through the exercise of stock options, and (b) 541 shares that Mr. Arbuckle would receive upon redemption of deferred stock units within 60 days of April 23, 2018.

3)

Includes (a) 142,800 shares owned by Mr. Enyedy individually, (b) 150,000 shares which may be acquired by Mr. Enyedy within 60 days of April 23, 2018 through the exercise of stock options, (c) 389,583 time-based restricted shares (as to which Mr. Enyedy has sole voting power, but no investment power), and (d) 239,000 performance-based restricted shares (as to which Mr. Enyedy has sole voting power, but no investment power).

4)

Includes (a) 23,800 shares owned jointly by Dr. Goldberg and his spouse, (b) 53,510 shares which may be acquired by Dr. Goldberg within 60 days of April 23, 2018 through the exercise of stock options, and (c) 45,590 shares that Dr. Goldberg would receive upon redemption of deferred stock units within 60 days of April 23, 2018.

5)

Includes (a) 209,987 shares owned by Mr. Junius individually, (b) 1,382,185 shares which may be acquired by Mr. Junius within 60 days of April 23, 2018 through the exercise of stock options, and (c) 4,500 shares that Mr. Junius would receive upon redemption of deferred stock units within 60 days of April 23, 2018.

6)

Includes (a) 59,721 shares which may be acquired by Mr. McCluski within 60 days of April 23, 2018 through the exercise of stock options, and (b) 50,458 shares that Mr. McCluski would receive upon redemption of deferred stock units within 60 days of April 23, 2018.

7)

Includes (a) 10,000 shares owned by Mr. Mitchell individually, (b) 52,711 shares which may be acquired by Mr. Mitchell within 60 days of April 23, 2018 through the exercise of stock options, and (c) 29,328 shares that Mr. Mitchell would receive upon redemption of deferred stock units within 60 days of April 23, 2018.

8)

Includes (a) 52,711 shares which may be acquired by Ms. Peterson within 60 days of April 23, 2018 through the exercise of stock options, and (b) 19,954 shares that Ms. Peterson would receive upon redemption of deferred stock units within 60 days of April 23, 2018.

9)

Includes (a) 59,721 shares which may be acquired by Dr. Villafranca within 60 days of April 23, 2018 through the exercise of stock options, and (b) 90,997 shares that Dr. Villafranca may receive upon redemption of deferred stock units within 60 days of April 23, 2018.

10)

Includes (a) 59,721 shares which may be acquired by Mr. Wallace within 60 days of April 23, 2018 through the exercise of stock options, and (b) 47,326 shares that Mr. Wallace may receive upon redemption of deferred stock units within 60 days of April 23, 2018.

11)

Includes (a) 75,352 shares held by Mr. Barrows individually, (b) 443,751 shares which may be acquired by Mr. Barrows within 60 days of April 23, 2018 through the exercise of stock options, (c) 93,600 time-based  restricted shares (as to which Mr. Barrows has sole voting power, but no investment power); and (d) 88,200 performance-based restricted shares (as to which Mr. Barrows has sole voting power, but no investment power).

12)

Includes (a) 39,605 shares held by Dr. Berkenblit individually, (b) 137,085 shares which may be acquired by Dr. Berkenblit within 60 days of April 23, 2018 through the exercise of stock options, (c) 104,866 time-based  restricted shares (as to which Dr. Berkenblit has sole voting power, but no investment power); and (d) 94,700 performance-based restricted shares (as to which Dr. Berkenblit has sole voting power, but no investment power).

13)

Includes (a) 74,678 shares held by Dr. Gregory individually, (b) 182,501 shares which may be acquired by Dr. Gregory within 60 days of April 23, 2018 through the exercise of stock options, (c) 164,416 time-based restricted shares (as to which Dr. Gregory has sole voting power, but no investment power), and (d) 147,750 performance-based restricted shares (as to which Dr. Gregory has sole voting power, but no investment power).

14)

Includes (a) 52,857 shares held by Mr. Johnston individually, (b) 333,334 shares which may be acquired by Mr. Johnston within 60 days of April 23, 2018 through the exercise of stock options, (c) 127,833 time- based restricted shares (as to which Mr. Johnston has sole voting power, but no investment power), and (d) 123,250 performance-based restricted shares (as to which Mr. Johnston has sole voting power, but no investment power).

15)

See footnotes (2) – (14).  Also includes (a) 47,796 shares owned by our non-named executive officers in the aggregate, (b) 300,169 shares which many be acquired by our non-named executive officers in the aggregate within 60 days of April 23, 2018 through the exercise of stock options, (c) 139,099 time-based restricted shares (as to which each of the holders has sole voting power, but no investment power), and (d) 122,350 performance-based restricted shares held by our non-named executive officers in the aggregate (as to which each of the holders has sole voting power, but no investment power).

ELECTION OF DIRECTORS

(Notice Item 1 and Item 2)

Who sits on the Board of Directors?

Our by-laws provide that, at each annual meeting of shareholders, our shareholders will fix the number of directors to be elected to our Board of Directors.  At our 2017 annual meeting of shareholders, the shareholders voted to fix the number of directors at nine and our Board of Directors currently consists of nine members.  The shareholders may increase or decrease the number of directors constituting the full Board of Directors, provided that such number may not be less than three.

We are proposing that shareholders fix the number of directors to be elected at the meeting at seven. Dr. Joseph J. Villafranca, a director since 2004 and the chairman of the Governance and Nominating Committee, will not be standing for re-election in accordance with our corporate governance guidelines, having reached age 74. Mr. Daniel M. Junius, a director since 2008 and our former President and Chief Executive Officer, has also informed the Governance and Nominating Committee that he does not wish to be nominated for re-election.  We are nominating the seven remaining current directors listed below for re-election.  Persons elected as directors at the meeting will serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until they die, resign or are removed.

Recommendation

The Board recommends a vote “FOR” the proposal fixing the number of directors at seven, and “FOR” the election of the nominees listed below.

Information About the Director Nominees

The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the nominees named below.  We have no reason to believe that any of the nominees will be unavailable for election.  However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board.  Any vacancies not filled at the meeting may be filled by the Board.

The names of our director nominees and certain other information about them are set forth below.

Name	Age	Year First Elected a Director	Position
Mark J. Enyedy	54	2016	President and Chief Executive Officer; Director
Stephen C. McCluski (1)	65	2007	Chairman of the Board; Chairman of the Audit Committee
Stuart A. Arbuckle (3)	52	2018	Director
Mark Goldberg, MD (2)	63	2011	Director
Dean J. Mitchell (2)	62	2012	Chairman of the Board; Chairman of the Compensation Committee
Kristine Peterson (1) (2)	58	2012	Director
Richard J. Wallace (1) (3)	66	2007	Director

1)	Member of the Audit Committee.
2)	Member of the Compensation Committee.
3)	Member of the Governance and Nominating Committee.

Mark J. Enyedy has served as our President and Chief Executive Officer since 2016.  Prior to joining ImmunoGen, he served in various executive capacities at Shire PLC, a pharmaceutical company, from 2013 to 2016, including as Executive Vice President and Head of Corporate Development from 2014 to 2016, where he led Shire’s strategy, M&A and corporate planning functions and provided commercial oversight of Shire’s pre-Phase 3 portfolio.  Prior to joining Shire he served as Chief Executive Officer and a director of Proteostasis Therapeutics, Inc., a biopharmaceutical company, from 2011 to 2013.  Prior to joining Proteostasis he served for 15 years at Genzyme Corporation, a biopharmaceutical company, most recently as President of the Transplant, Oncology, and Multiple Sclerosis divisions. Mr. Enyedy holds a JD from Harvard Law School and practiced law prior to joining Genzyme. Mr. Enyedy is also a director of Fate Therapeutics, Inc. and Keryx Biopharmaceuticals, Inc.

We believe that Mr. Enyedy should serve on our Board in recognition of his leadership role as our President and Chief Executive Officer.  As a result of his position, Mr. Enyedy has a thorough understanding of all aspects of our business and operations.

Stephen C. McCluski has served as the Chairman of our Board of Directors since 2009. Mr. McCluski served as Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, a manufacturer of health care products for the eye, from 1995 to his retirement in 2007. Mr. McCluski is also a director of Monro, Inc. and, within the past five years, he also served as a director of Standard Microsystems Corporation.

We believe Mr. McCluski’s qualifications to serve on our Board include his global management experience and knowledge of financial and accounting matters and mergers and acquisitions.  As a result of these experiences, Mr. McCluski has a wide-ranging understanding of business organizations generally and healthcare businesses in particular. Mr. McCluski also has significant corporate governance experience through his service on other company boards.

Stuart A. Arbuckle has served as Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Incorporated, a pharmaceutical company, since 2012.  Prior to that he spent eight years at Amgen Inc., a pharmaceutical company, in multiple commercial leadership roles, including Vice President and General Manager for Amgen’s oncology business unit, where he was responsible for sales and marketing efforts for Aranesp®,  Neulasta® and NEUPOGEN®, and led the successful launches of XGEVA® and Nplate®.  He also served as Vice President and Regional General Manager and led efforts to expand Amgen’s presence in Japan and emerging markets in Asia, the Middle East and Africa.  Prior to joining Amgen, he spent more than 15 years at GlaxoSmithKline plc, a pharmaceutical company, and its predecessors, where he held positions of increasing responsibility in sales and marketing.  Within the past five years,  Mr. Arbuckle served as a director of Cerulean Pharma Inc. prior to its merger with Daré Bioscience, Inc.

We believe Mr. Arbuckle’s qualifications to serve on our Board include his extensive commercial experience in oncology, as well as in the pharmaceutical industry generally.

Mark Goldberg, MD, served in various capacities of increasing responsibility at Synageva BioPharma Corp., a biopharmaceutical company, from 2011 to 2014, including as Executive Vice President, Medical and Regulatory Strategy from January to October 2014.  From October 2014 through the acquisition of Synageva by Alexion Pharmaceuticals, Inc. in 2015, Dr. Goldberg, while no longer an officer, remained employed by Synageva contributing to medical and regulatory strategy.  Prior to joining Synageva he served in various management capacities of increasing responsibility at Genzyme Corporation, a biopharmaceutical company, from 1996 to 2011, most recently as Senior Vice President, Clinical Research and Global Therapeutic Head, Oncology, Genetic Health, and as Chairman of Genzyme’s Early Product Review Board.  Prior to joining Genzyme he was a full-time staff physician at Brigham and Women’s Hospital and the Dana-Farber Cancer Institute, where he still holds appointments. Dr. Goldberg is an Associate Professor of Medicine at Harvard Medical School and currently serves as acting chief medical officer of CANbridge Life Sciences Ltd., a privately held biopharmaceutical company. Dr. Goldberg holds a Doctor of Medicine degree from Harvard Medical School. Dr. Goldberg is also a director of Audentes Therapeutics, Inc., Blueprint Medicines Corporation, GlycoMimetics, Inc. and Idera Pharmaceuticals, Inc., and within the past five years, he also served as a director of aTyr Pharma, Inc.

We believe that Dr. Goldberg’s qualifications to serve on our Board include his comprehensive experiences in clinical research and medical affairs, as well as early stage research, at his former employers, which give him a wide-ranging understanding of the drug development process for biopharmaceutical products from the research stage through clinical development.

Dean J. Mitchell has served as Executive Chairman of the Board of Covis Pharma Holdings, a specialty pharmaceutical company, since 2013.  Prior to that he served as President and Chief Executive Officer of Lux Biosciences, Inc., a biotechnology company focusing on the treatment of ophthalmic diseases, from 2010 to 2013.  Prior to that he served as President and Chief Executive Officer of Alpharma, Inc., a publicly traded human and animal pharmaceutical company, from 2006 until its acquisition by King Pharmaceuticals, Inc. in 2008.  Prior to that he served as President and Chief Executive Officer of Guilford Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company from 2004 until its acquisition by MGI PHARMA, INC. in 2005.  Prior to that he served in various senior executive capacities in the worldwide medicines group of Bristol-Myers Squibb Company, a pharmaceutical company, from 2001 to 2004.  Prior to that he spent 14 years  at GlaxoSmithKline plc, a pharmaceutical company, in assignments of increasing responsibility spanning sales, marketing, general management, commercial strategy and clinical development and product strategy. Mr. Mitchell is also a director of Intrexon, Inc. and Theravance BioPharma, Inc. and, within the past five years, he also served as a director of Lux Biosciences, Inc.

We believe that Mr. Mitchell’s qualifications to serve on our Board include his management experience in the pharmaceutical and biotherapeutics industries, in particular as it relates to later-stage drug development and commercialization, and his experience as a CEO and board member of multiple biotechnology companies.

Kristine Peterson has most recently served as Chief Executive Officer of Valeritas, Inc., a medical technology company focusing on innovative drug delivery systems, from 2009 to 2016.  Prior to that she served as Company Group Chair of Johnson & Johnson’s biotech groups from 2006 to 2009, and as Executive Vice President for J&J’s global strategic marketing organization from 2004 to 2006.  Prior to that she served as Senior Vice President, Commercial Operations for Biovail Corporation, a pharmaceutical company, and President of Biovail Pharmaceuticals from 2003 to 2004.  Prior to that she spent 20 years at Bristol-Myers Squibb Company, a pharmaceutical company, in assignments of increasing responsibility spanning marketing, sales and general management, including running a cardiovascular/metabolic business unit and a generics division. Ms. Peterson is also a director of Amarin Corporation plc, Enanta Pharmaceuticals, Inc.,  Paratek Pharmaceuticals, Inc. and pSivida Corp. and, within the past five years, she also served as a director of Valeritas, Inc.

We believe that Ms. Peterson’s qualifications to serve on our Board include her extensive executive management and sales and marketing experience in both large, multinational pharmaceutical and smaller biotechnology companies, in particular as it relates to later-stage development and commercialization, and her other public company board experience.

Richard J. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline plc (GSK), a pharmaceutical company, from 2004 to his retirement in 2008.  Prior to that he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace’s experience prior to joining GSK included eight years with Bristol-Myers Squibb Company, a pharmaceutical company, and seven years at Johnson & Johnson, a healthcare products and pharmaceutical company, in assignments spanning marketing, sales, manufacturing and general management. Mr. Wallace is also a director of GNC Holdings, Inc.

We believe Mr. Wallace’s qualifications to serve on our Board include former experience in various capacities of increasing responsibility at several large pharmaceutical companies.  As a result of these experiences, Mr. Wallace has a wide-ranging understanding of drug development both in the U.S. and internationally. Mr. Wallace also has significant corporate governance experience through his service on other company boards.

CORPORATE GOVERNANCE

Independence

Our Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Stock Market as in effect from time to time.  Directors who are also ImmunoGen employees are not considered to be independent for this purpose.  For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with ImmunoGen.  A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In determining whether a material relationship exists, the Board considers the circumstances of any direct compensation received by a director or a member of a director’s immediate family from ImmunoGen; any professional relationship between a director or a member of a director’s immediate family and ImmunoGen’s independent registered public accounting firm; any participation by an ImmunoGen executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer; and commercial relationships between ImmunoGen and other entities with which a director is affiliated (as an executive officer, partner or controlling shareholder).  In addition, the Board has determined that directors who serve on the Audit Committee and the Compensation Committee must qualify as independent under applicable SEC rules and NASDAQ listing standards, which limit the types of compensation a member of the Audit Committee or Compensation Committee may receive directly or indirectly from ImmunoGen and require that Audit Committee members not be “affiliated persons” of ImmunoGen or its subsidiaries.

Consistent with these considerations, the Board has determined that all of the current members of the Board are independent directors, except Mr. Enyedy, who is also an ImmunoGen executive officer, and Mr. Junius, who was an ImmunoGen executive officer until his retirement in 2016.

How are nominees for the Board selected?

Our Governance and Nominating Committee is responsible for identifying and recommending nominees for election to the Board.  The committee will consider nominees recommended by shareholders if the shareholder submits the nomination in compliance with applicable requirements.  The committee did not receive any shareholder nominations for election of directors at this year’s meeting.  All of the nominees for director standing for election at the meeting (other than Mr. Arbuckle) were most recently re-elected as directors at our 2017 annual meeting of shareholders. Mr. Arbuckle, who was first elected as a director by the Board on January 23, 2018, was initially introduced to the Governance and Nominating Committee by a third-party search firm engaged to fill the vacancy created by the resignation of Mr. Howard H. Pien after more than eight years of service.  In connection with this engagement by the committee, the third-party search firm assisted the committee in preparing a position description for the new director and identified a list of potential candidates based on that description.  The search firm then assisted the committee in prioritizing the potential candidates and conducted initial evaluations of the prioritized candidates, reporting its findings to the committee.  Based on those evaluations, certain of the candidates met with members of the committee, as well as our CEO and our Chairman of the Board.  Ultimately, the committee determined that Mr. Arbuckle should be recommended for election to the Board, and the search committee then conducted reference reviews of the candidate and reported its findings to the committee.  As noted above, the Board elected Mr. Arbuckle as a director on January 23, 2018.  We paid the search firm a fixed fee in connection with this engagement in an amount that the committee determined was reasonable and customary.  We also agreed to reimburse the search firm for its reasonable out-of-pocket expenses incurred in connection with this engagement.

Director Qualifications

When considering a potential candidate for membership on the Board, the Governance and Nominating Committee examines a candidate’s specific experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time and effort to Board responsibilities.  In addition to these qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors.  The committee may also consider any other standards that it deems appropriate, including whether a potential candidate’s skill and experience would enhance the ability of a particular Board committee to fulfill its duties.

We do not have a formal diversity policy for selecting members of our Board.  However, we do believe it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out their responsibilities with respect to our business both as conducted today and as we plan to achieve our longer-term strategic objectives.  We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in the areas of financial and accounting controls; biotechnology research and drug development; business strategy; clinical development and regulatory affairs; compensation practices; and corporate governance.

Potential candidates may come to the attention of the Governance and Nominating Committee from current directors, executive officers, shareholders or other persons.  The committee also, from time to time, engages firms that specialize in identifying director candidates.  Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the committee determines that the candidate warrants further consideration, and the person expresses a willingness to be considered and to serve on the Board, the committee requests information from the candidate, reviews the person’s accomplishments and qualifications, compares those accomplishments and qualifications to those of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate.  In certain instances, members of the committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s credentials and accomplishments.  The committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder, although the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Nominations

Shareholders who wish to submit director candidates for consideration should send such recommendations to our corporate secretary at ImmunoGen’s executive offices not fewer than 120 days prior to the first anniversary of the date on which ImmunoGen’s proxy statement for the prior year’s annual meeting of shareholders was released.  Such recommendations must include the following information: (1) the name and address of the shareholder submitting the recommendation, as they appear on our books, and of the beneficial owner on whose behalf the recommendation is being submitted; (2) the class and number of our shares that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) if the recommending shareholder is not a shareholder of record, a statement from the record holder (usually a broker or bank) verifying the holdings of the shareholder (or alternatively, a current Schedule 13D or 13G, or a Form 3, 4 or 5 filed with the SEC), and a statement from the recommending shareholder of the length of time that the shares have been held (if the recommendation is submitted by a group of shareholders, the foregoing information must be submitted for each shareholder in the group); (4) a statement from the shareholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders; (5) as to each proposed director candidate, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (6) a description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership described above; (7) a description of all arrangements or understandings between the proposed director candidate and the shareholder submitting the recommendation; (8) a description of all relationships between the proposed director candidate and any of our competitors, customers, suppliers or other persons with special interests regarding ImmunoGen; and (9) the consent of each proposed director candidate to be named in the proxy statement and to serve as a director if elected.  Shareholders must also submit any other information regarding the proposed director candidate that SEC rules require to be included in a proxy statement relating to the election of directors.

Can I communicate with ImmunoGen’s directors?

Yes.  Shareholders who wish to communicate with the Board or with a particular director may send a letter to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: General Counsel.  The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.”  All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors.  The general counsel will make copies of all such letters and circulate them to the appropriate director or directors.

What is the Board’s leadership structure?

We do not have a policy on whether the same person should serve as both the principal executive officer and Chairman of the Board or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee.  Our Board believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for ImmunoGen at a given time.

Our Board believes that its current leadership structure, with Mr. Enyedy serving as CEO and Mr. McCluski serving as Chairman of the Board, is appropriate for ImmunoGen at this time.  We believe that this separation is appropriate since the CEO has overall responsibility for all aspects of our operations and implementation of our strategy, while the Chairman of the Board has a greater focus on corporate governance, including leadership of the Board, and he facilitates communication between the CEO and the other members of the Board.

What is the Board’s role in risk oversight?

Our Board’s role is to oversee the executive management team to assure that the long-term interests of shareholders are being properly served, including understanding and assessing the principal risks associated with our businesses and operations and reviewing options for the mitigation or management of such risks.  The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through the Audit Committee and the Compensation Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our systems of internal accounting control. In addition, the Audit Committee discusses guidelines and policies governing the process by which executive management and the relevant company departments assess and manage ImmunoGen’s exposure to risk, and discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Compensation Committee evaluates our compensation policies and practices from the perspectives of whether they support organizational objectives and shareholder interests, and whether or not they create incentives for inappropriate risk-taking.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees.  As described above under the heading “Independence,” all of the members of the Audit, Compensation, and Governance and Nominating Committees are deemed to be independent directors.  Each of these committees acts under a written charter, copies of which can be found on ImmunoGen’s website at www.immunogen.com on the Investor Information page under “Corporate Governance.”

Audit Committee

The Audit Committee assists the Board in its oversight of:

•	Our accounting and financial reporting principles, policies, practices and procedures;
•	The adequacy of our systems of internal accounting control;
•	The quality, integrity and transparency of our financial statements;
•	Our compliance with all legal and regulatory requirements; and
•	The effectiveness and scope of our Code of Corporate Conduct and Senior Officer and Financial Personnel Code of Ethics.

The Audit Committee also reviews the qualifications, independence and performance of our independent registered public accounting firm and pre-approves all audit and non-audit services provided by such firm and its fees.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee.  The Audit Committee also is responsible for reviewing and approving related person transactions in accordance with our written related person transaction policy.

Our Board has also determined that Mr. McCluski and Ms. Peterson each qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The Compensation Committee is responsible for:

•	Setting the compensation of our executive officers;
•

Overseeing the administration of our incentive compensation plans, including the annual bonus objectives and our equity-based compensation and incentive plans, discharging its responsibilities as provided for under such plans, and approving awards of incentive compensation under such plans;

•	Overseeing the administration of our share ownership guidelines for executive officers;
•

Approving, or where shareholder approval is required, making recommendations to the Board regarding any new incentive compensation plan or any material change to an existing incentive compensation plan;

•

Reviewing and approving any employment agreements, consulting agreements, severance and/or change in control plans, agreements or other arrangements covering any of our current or former executive officers; and

   Periodically reviewing and, as appropriate, approving any severance and/or change in control plans, agreements or other arrangements covering our employees or classes of employees other than current or former executive officers generally.

All of the non-management directors on our Board annually review the corporate goals and approve the CEO’s individual objectives (if any), and evaluate the CEO’s performance in light of those goals and objectives.  Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus payouts, equity-based or other long-term compensation, and any other special or supplemental benefits.  Our CEO annually evaluates the contribution and performance of our other executive officers, and the Compensation Committee sets their compensation after taking into consideration the recommendation of our CEO.

The Compensation Committee has delegated to our CEO the authority to grant stock options and restricted stock awards under our 2016 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934, as follows:

•	New hires. The CEO is authorized to grant stock options to newly-hired individuals within certain guidelines established by the Compensation Committee.
•

Existing employees.  In any fiscal year, the aggregate number of shares subject to options awarded by the CEO to employees (other than new hires) may not exceed 100,000, and the number of restricted shares awarded by the CEO to employees (other than new hires) may not exceed 50,000.  With respect to these CEO-granted awards, no individual may receive in any fiscal year a combination of stock options and restricted shares such that the sum of total restricted shares awarded and .5 times the total shares subject to stock options awarded exceeds 20,000.

•

Retention.  On February 6, 2017, the Compensation Committee delegated to the CEO the authority to grant stock option awards covering up to an aggregate of 220,000 shares to key employees (other than executive officers) to supplement a retention program adopted by the Company in in connection with the reengineering of the Company’s operations announced on September 30, 2016.  All awards under this supplemental authorization were granted on February 21, 2017.

The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as it deems appropriate, at ImmunoGen’s expense.  Over the past several years the Compensation Committee had engaged Willis Towers Watson as an independent compensation consultant to provide research and comparative market data on executive and employee compensation.  Following completion of the 2017 executive compensation planning, the committee changed its independent compensation consultant to Radford for the 2018 executive compensation planning.  In connection with its engagement of both Willis Towers Watson, and then Radford, the Compensation Committee considered factors relevant to Willis Towers Watson’s and Radford’s independence from company management, as described in applicable SEC regulations and NASDAQ listing standards, in determining whether Willis Towers Watson’s or Radford’s engagement raises any conflict of interest.  Based on information provided by each of Willis Towers Watson and Radford, the Compensation Committee determined that both of them were was independent of company management.  The Compensation Committee’s independent compensation consultants met with the committee, with and without members of management in attendance, at the committee’s request.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for:

•	Identifying and recommending to the Board individuals qualified to serve as directors;
•	Recommending to the Board directors to serve on committees of the Board;
•	Advising the Board with respect to matters of Board composition and procedures;
•	Reviewing our corporate governance guidelines and making recommendations of any changes to the Board;
•	Overseeing the process by which the Board and its committees assess their effectiveness;
•	Reviewing the compensation for non-employee directors and making recommendations of any changes to the Board; and
•	Overseeing the administration of our share ownership guidelines for outside directors.

The Governance and Nominating Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as its deems appropriate, at ImmunoGen’s expense.

How often did the Board and committees meet during 2017?

Our Board of Directors met or acted by unanimous written consent eight times during 2017.  The Audit, Compensation, and Governance and Nominating Committees met or acted by unanimous written consent eight, six, and five times, respectively, during 2017.  All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

During 2017, the non-management directors and the independent directors each met four times in executive session without management present.

Does ImmunoGen have a policy regarding director attendance at annual meetings of the shareholders?

It is the Board’s policy that, absent any unusual circumstances, all director nominees standing for election will attend our annual meeting of shareholders.  All of our directors attended our 2017 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2017, Mr. Mitchell, Ms. Peterson and former director Mr. Howard H. Pien served on the Compensation Committee.  In January 2018, Dr. Goldberg replaced Mr. Pien on the committee.  No member of the committee is a present or former officer or employee of ImmunoGen or any of its subsidiaries or had any business relationship or affiliation with ImmunoGen or any of its subsidiaries (other than his or her service as a director) requiring disclosure in this proxy statement.

Does ImmunoGen have a Code of Corporate Conduct?

Yes.  We have adopted a Code of Corporate Conduct applicable to our officers, directors and employees.  We have also adopted a Senior Officer and Financial Personnel Code of Ethics, which sets forth special obligations for senior officers and employees with financial reporting and related responsibilities.  These codes are posted on our website at www.immunogen.com on the Investor Information page under “Corporate Governance.”  We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Senior Officer and Financial Personnel Code of Ethics by disclosing such matters on our website.  Shareholders may request copies of our Code of Corporate Conduct and our Senior Officer and Financial Personnel Code of Ethics free of charge by writing to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: General Counsel.

Does ImmunoGen have a written policy governing related person transactions?

Yes.  We have adopted a written policy that provides for the review and approval by the Audit Committee of transactions involving ImmunoGen in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC.  For purposes of this policy, a related person includes: (1) any of our directors, director nominees or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing.  In situations where it is impractical to wait until the next regularly-scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related person transactions.  Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of ImmunoGen and its shareholders.

Does ImmunoGen have a written policy prohibiting certain transactions in its shares, such as hedging transactions?

Yes.  As part of our insider trading policy, we prohibit our directors and employees from engaging in the following transactions:

•

Trading in ImmunoGen shares on a short-term basis.  Any shares purchased in the open market must be held for a minimum of six months. This rule does not apply to sales made within six months before or after the exercise of options that were granted by ImmunoGen.

•	Short sales of ImmunoGen shares.
•	Use of ImmunoGen shares to secure a margin or other loan.
•	Transactions in straddles, collars, or other similar risk reduction devices.
•	Transactions in publicly-traded options relating to ImmunoGen shares (i.e., options that are not granted by ImmunoGen).

With respect to the last three items described above, the policy does authorize our general counsel to approve such transactions in limited cases.  However, no director or employee has requested approval to engage in any such transaction, nor has our general counsel determined any circumstances under which such approval would be granted.

Does ImmunoGen have a clawback policy related to executive compensation?

Yes.  We have adopted an incentive compensation recoupment policy that is applicable to our executive officers, and such other of our senior executives as may be determined by the Compensation Committee.  If we determine that we must restate our financial results as reported in a periodic or other report filed with the SEC to correct an accounting error due to material noncompliance with any financial reporting requirement under the U.S. securities laws, we will seek to recover, at the direction of the Compensation Committee, after it has reviewed the facts and circumstances that led to the requirement of the restatement and the costs and benefits of seeking recovery, incentive compensation, both cash and equity-based, awarded or paid to an officer covered by the policy whose intentional misconduct caused or contributed to the need for the restatement for a fiscal period if a lower award or payment would have been made to such officer based on the restated financial results.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors who are also ImmunoGen employees receive no additional compensation for serving on the Board of Directors.  Our Compensation Policy for Non-Employee Directors consists of three elements: cash compensation; deferred stock units; and stock options.

Cash Compensation

Each non-employee director receives an annual meeting fee of $40,000.  In addition, the Chairman of the Board (or if the Chairman is not a non-employee director, the lead independent director) receives an additional annual fee of $30,000, the chairman of the Audit Committee receives an additional annual fee of $20,000, and the chairmen of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $14,000.  Other members of the Audit Committee receive an additional annual fee of $10,000, and other members of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $7,000.  All of these annual fees are paid in quarterly installments in, at each director’s election, either cash or deferred stock units.  Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

Deferred Stock Units

Non-employee directors receive deferred stock units as follows:

•	New non-employee directors were initially awarded 6,500 deferred stock units, or DSUs, with each unit relating to one share of our common stock. Effective March 28, 2018, this amount was increased to 8,000 DSUs. These awards vest quarterly over three years from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.
•

On the first anniversary of a non-employee director’s initial election to the Board, such non-employee director was awarded 3,000 DSUs, pro-rated based on the number of whole months remaining between the first day of the month in which such grant date occurs and the first May 31 following the grant date.  These awards generally vested quarterly over approximately the period from the grant date to the first June 1 following the grant date, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.  Effective March 28, 2018, these first anniversary awards were eliminated.

•

Non-employee directors were annually awarded 3,000 DSUs.  Effective March 28, 2018, this amount was increased to 4,000 DSUs.  These awards vest quarterly over approximately one year from the date of grant (generally the date of the annual meeting of shareholders), contingent upon the individual remaining a director of ImmunoGen as of each vesting date.  Effective March 28, 2018, if a non-employee director is first elected to the Board other than at an annual meeting of shareholders, the number of DSUs subject to such non-employee director’s first annual DSU award is pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual DSU award.  If a non-employee director is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual DSU award until the following year.

Vested deferred stock units are redeemed on the date a director ceases to be a member of the Board, at which time such director’s deferred stock units will generally be settled in shares of our common stock issued under our 2016 Plan (or its predecessor 2006 Employee, Director and Consultant Equity Incentive Plan, or 2006 Plan, depending on the grant date of the deferred stock units) at a rate of one share for each vested deferred stock unit then held.  Any deferred stock units that remain unvested at that time will be forfeited.  All unvested deferred stock units will automatically vest immediately prior to the occurrence of a change of control, as defined in the 2016 Plan (or the substantially identical definition in the 2006 Plan, as applicable).  If the 2018 Plan is approved by shareholders at the meeting, deferred stock unit awards granted after June 20, 2018 will generally be settled in shares of our common stock issued under the 2018 Plan and will be subject to the change of control provisions of the 2018 Plan, which are substantially identical to the analogous provisions in our 2016 Plan. Dr. Villafranca holds 6,380 vested deferred stock units granted under our now-discontinued 2001 Non-Employee Director Stock Plan.  These deferred stock units will be redeemed on the date Dr. Villafranca ceases to be a member of the Board, at which time they will be settled in cash in an amount equal to the then fair market value of our common stock, multiplied by the number of such deferred stock units.  We believe that the requirement that non-employee directors hold their deferred stock units for the duration of their tenure on our Board mitigates excessive risk-taking and directly aligns a substantial portion of director compensation with the creation of long-term shareholder value.

Stock Options

Non-employee directors also receive stock option awards as follows:

•

If a non-employee director was first elected to the Board other than at an annual meeting of shareholders, such non-employee director received a stock option award covering 10,000 shares of our common stock, pro-rated based on the number of whole months remaining between the first day of the month in which such date of grant (the date of their initial election to the Board) occurs and the first May 31 following the grant date.  Effective March 28, 2018, non-employee directors will initially receive a stock option award covering 18,000 shares of our common stock, which vests quarterly over three years from the date of grant.  In all cases, these awards have an exercise price equal to the fair market value of our common stock on the date of grant, and will expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period.

•

Non-employee directors received an annual stock option award covering 10,000 shares of our common stock.  Effective March 28, 2018, the number of shares covered by the annual stock option award was increased to 18,000.  These awards will have an exercise price equal to the fair market value of our common stock on the date of grant (generally the date of the annual meeting of shareholders), will vest quarterly over approximately one year from the date of grant, and will expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period.  Effective March 28, 2018, if a non-employee director is first elected to the Board other than at an annual meeting of shareholders, the number of shares covered by such non-employee director’s first annual stock award is pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual stock option award.  If a non-employee director is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual stock option award until the following year.

All unvested stock option awards granted to non-employee directors will automatically vest immediately as of the date of a change of control, as defined in the 2016 Plan (or, with respect to stock options granted on or before December 9, 2016, the substantially identical definition in the 2006 Plan).  If the 2018 Plan is approved by shareholders at the meeting, stock options granted to non-employee directors after June 20, 2018 will be subject to the change of control provisions of the 2018 Plan, which are substantially identical to the analogous provisions in our 2016 Plan.

The Governance and Nominating Committee will periodically review the size of the foregoing deferred stock unit and stock option awards to ensure that, in light of changes in the market price of our common stock, these awards are generally aligned with equity awards granted to the outside directors of comparable companies.

How were the directors compensated for 2017?

The compensation paid to members of our Board of Directors (other than Mr. Enyedy) with respect to 2017 was as follows:

Director Compensation for Calendar Year 2017
Name	Fees Earned or Paid in Cash (1)	Stock Awards ($) (2)(4)	Option Awards ($) (3)(4)	Total
Mark Goldberg	$47,000	$13,920	$28,741	$89,661
Stephen C. McCluski	90,000	13,920	28,741	132,661
Daniel M. Junius	40,000	13,920	28,741	82,661
Dean J. Mitchell	47,228	13,920	28,741	89,889
Kristine Peterson	57,000	13,920	28,741	99,661
Howard H. Pien	53,772	13,920	28,741	96,433
Joseph J. Villafranca	54,000	13,920	28,741	96,661
Richard J. Wallace	57,000	13,920	28,741	99,661

(1)

This column represents the annual fees described above, and includes any amounts which a director has elected to be paid in deferred stock units.  For calendar year 2017, all of the outside directors elected to be paid their annual fees in cash, except that Dr. Goldberg, Mr. Pien,  Mr. Mitchell and Dr. Villafranca elected to be paid $47,000, $26,886, $47,228 and $10,800, respectively, of their annual fees in deferred stock units.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the deferred stock units credited to non-employee directors during 2017, which have been calculated in each case by multiplying the number of units by the closing price of our common stock on the NASDAQ Global Select Market on the date(s) as of which such units were credited to the non-employee director.  This column does not include the deferred stock units described in the preceding footnote.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted to non-employee directors during 2017, which has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 6.0 years; expected risk-free interest rate of 1.87%, which is equal to the U.S. Treasury yield in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 68.29%; and expected dividend yield of 0%.

(4)

The following table provides details regarding the aggregate number of each non-employee director’s vested and unvested deferred stock units and shares subject to outstanding options as of December 31, 2017:

	Deferred Stock Units	Shares Subject to
	Outstanding at	Outstanding Options at
Name	Calendar Year-End (#)	Calendar Year-End (#) (1)
Mark Goldberg	44,472	53,510
Stephen C. McCluski	50,458	59,721
Daniel M. Junius	4,500	15,000
Dean J. Mitchell	28,045	52,711
Kristine Peterson	19,954	52,711
Howard H. Pien	78,298	59,721
Joseph J. Villafranca	90,997	59,721
Richard J. Wallace	47,326	59,721

(1)	Includes only options granted to members of the Board in their capacity as non-employee directors.

Are the outside directors subject to share ownership guidelines?

Yes.  Our Board of Directors has adopted, effective as of July 1, 2014, share ownership guidelines affecting our outside directors.  The guidelines provide that outside directors are expected to own shares of our common stock having an aggregate value equal to at least three times the annual meeting fee (whether such fee is paid in cash or, at the director’s option, in deferred stock units), excluding Lead Director/Chairman of the Board and committee-related fees.  The current outside directors (other than Mr. Arbuckle) have five years from the date of the 2014 annual meeting of shareholders to achieve the ownership requirement, and new outside directors (including Mr. Arbuckle) will have a similar five-year period following their election.  The outside directors may satisfy the guidelines with shares owned directly or indirectly in a trust or by a spouse and/or minor children, vested deferred stock units and vested stock options.  In the case of deferred stock units or stock options, the aggregate exercise price or other cash consideration, if any, required to be paid for such shares is deducted in determining the aggregate value of the shares represented by such awards.

APPROVAL OF THE 2018 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

(Notice Item 3)

On March 28, 2018, our Board of Directors unanimously approved, subject to shareholder approval at the meeting, the adoption of the 2018 Plan.  The 2018 Plan will initially allow us to issue up to 7,500,000 shares of our common stock pursuant to awards granted under the 2018 Plan.  If the 2018 Plan is approved by shareholders, our 2016 Plan will terminate, and no additional awards will be made thereunder after June 20, 2018.  All outstanding awards under the 2016 Plan, as well as the earlier discontinued 2006 Employee, Director and Consultant Equity Incentive Plan, or the 2006 Plan, will remain in effect.

Recommendation

The Board recommends a vote “FOR” the proposal to approve the 2018 Plan.

Summary of and Reasons for the Approval of the 2018 Plan

The 2018 Plan is being submitted to shareholders for approval at the meeting in order to ensure favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  Approval of by our shareholders of the 2018 Plan is also required by the listing rules of the NASDAQ Stock Market.

We believe that the effective use of stock-based long-term compensation is vital to our ability to achieve strong performance in the future.  Awards under the 2018 Plan are intended to attract, retain and motivate key individuals, further align employee and shareholder interests, and closely link compensation with our corporate performance.  We believe that the 2018 Plan is essential to permit us to continue to provide long-term, equity-based incentives to present and future employees, consultants and directors.

Our Board believes that the number of shares currently remaining available for issuance pursuant to future awards under the 2016 Plan (858,903) shares as of April 23, 2018) is insufficient for future granting needs.  Accordingly, the 2018 Plan has initially fixes the number of shares of common stock authorized for issuance thereunder at 7,500,000.  Based solely on the closing price of our common stock as reported on the NASDAQ Global Select Market on April 23, 2018 ($10.12), the market value of the 7,500,000 shares that would be available for issuance under the 2018 Plan would be $75,900,000.

As of April 23, 2018, 16,369,079 shares were subject to outstanding stock option and other stock-based awards granted under the 2016 Plan and the discontinued 2006 Plan.  The foregoing number also includes shares of our common stock issuable upon redemption of outstanding deferred share units credited to our non-employee directors under our Compensation Policy for Non-Employee Directors.  Accordingly, as of April 23, 2018, the equity overhang, represented by the sum of all outstanding stock option and other stock-based awards, plus the number of shares available for issuance pursuant to future awards under the 2016 Plan, was 11.5%. If the 2018 Plan is approved by shareholders, the equity overhang would be 15.7%. Equity overhang was calculated in each instance above as (a) the sum of (i) all shares issuable upon exercise, vesting or redemption of outstanding awards, plus (ii) all shares available for issuance pursuant to future awards under the 2016 Plan or 2018 Plan, as applicable, as a percentage of (b) the sum of (i) the number of shares of our common stock outstanding as of April 23, 2018, plus (ii) the number of shares described in clause (a) above.

The Compensation Committee has considered our historical annual burn rate in granting awards under the 2016 Plan and the 2006 Plan, and believes that our burn rate, determined as described below, is reasonable for a company in late-stage drug development that is prudently planning for success.  We also believe that it is appropriate to exclude the impact of new hire awards, which are determined primarily by competitive market conditions, in evaluating our burn rate.  The following table shows our 3‑year burn rate history (excluding new hire awards):

	CY17	CY16	CY15
Adjusted Gross Burn Rate as a % of Outstanding Shares (1)	3.62%	4.32%	2.71%
Adjusted Net Burn Rate as a % of Outstanding Shares (2)	0.34%	2.00%	1.75%

1)

Adjusted gross burn rate is calculated as (a) the number of shares subject to awards granted during the applicable calendar year (excluding new hire awards), divided by (b) the weighted average common shares outstanding during the applicable calendar year.

2)

Adjusted net burn rate is calculated as (a) the number of shares subject to awards granted during the applicable calendar year (excluding new hire awards), minus shares subject to awards that were forfeited, canceled or terminated (other than upon exercise) during the applicable calendar year, divided by (b) the weighted average common shares outstanding during the applicable calendar year.

Our Board believes that if the 2018 Plan is approved by shareholders, the 7,500,000 shares available for issuance under the 2018 Plan will result in an adequate number of shares of common stock being available for future awards under the 2018 Plan for approximately two additional years following the current year.

The 2018 Plan includes the following provisions:

•

No Liberal Share Recycling:  Shares that are withheld to satisfy any tax withholding obligation related to any award or for payment of the exercise price or purchase price of any award under the 2018 Plan will not again become available for issuance under the 2018 Plan.

•

No Discounted Options or Stock Appreciation Rights:  Stock options and stock appreciation rights may not be granted with exercise prices or measurement prices lower than the fair market value of the underlying shares on the grant date except to replace equity awards due to a corporate transaction.

•

No Repricing without Shareholder Approval:  At any time when the exercise price of a stock option or measurement price of a stock appreciation right is above the fair market value of a share, we will not, without shareholder approval, reduce the exercise price of such stock option or measurement price of such stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•

No Transferability:  Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.  In no event shall any award be transferred for value.

•

No Dividends:  The 2018 Plan prohibits, for all award types, the payment of dividends or dividend equivalents before the vesting of the underlying award but permits accrual of such dividends or dividend equivalents to be paid upon vesting.

•

Limits on Director Grants: The 2018 Plan limits the aggregate grant fair value of shares to be granted to any non-employee director in any calendar year to $500,000, except for grants made pursuant to an election by a non-employee director to receive a grant of equity in lieu of cash for any cash fees to be received for service on our Board or any committee thereof.

•

Provide for a Minimum Vesting Period:  Except in the case of death, disability or “change of control”, no award shall vest, and no right of ImmunoGen to restrict or reacquire shares subject to full value awards shall lapse, less than one year from the date of grant.  However, awards may be granted having time-based vesting of less than one year from the date of grant so long a no more than 5% of the shares reserved for issuance under the 2018 Plan may be granted in the aggregate pursuant to such awards.

•

Clawback:  We may recover from a participant any compensation from any award under the 2018 Plan, or cause a participant to forfeit any such award, in the event our incentive recoupment policy, described elsewhere in this proxy statement, is triggered with respect to such participant.

Summary of Material Features of the 2018 Plan

The following description of the material features of the 2018 Plan is intended to be a summary only.  This summary is qualified in its entirety by the full text of the 2018 Plan that is attached to this proxy statement as Exhibit A.

Eligibility.  The 2018 Plan allows us, under the direction of the Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, directors and consultants (approximately 300 people as of April 23, 2018) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to our long-term success.

Shares Available for Issuance. The 2018 Plan provides for the issuance of up to (i) 7,500,000 plus (ii) the number of shares underlying any stock option and other stock-based awards previously granted under the 2016 Plan and 2006 Plan that are forfeited, canceled, or terminated (other than by exercise) on or after June 20, 2018; provided that no more than 19,500,000 shares, which is approximately the number of shares subject to currently outstanding stock option and other stock-based awards (excluding vested DSUs), may be added to the 2018 Plan pursuant to such forfeitures, cancellations and terminations.  Shares of common stock reserved for awards under the 2018 Plan that are forfeited, canceled or terminated (other than by exercise) generally are added back to the share reserve available for future awards.  However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes are not available again for future awards.  In addition, shares purchased by us with the proceeds of the option exercise price of any option award may not be reissued under the 2018 Plan.

Any awards under the 2018 Plan having an intrinsic value that is not solely dependent on appreciation in the price of our common stock after the date of grant, also known as “full-value awards,” will be treated, for purposes of determining the number of shares of our common stock available for issuance under the 2018 Plan, as one and one-quarter (1.25) shares for each share subject to such full-value awards.  In addition, the aggregate grant date fair value of shares to be awarded to any non-employee director in any calendar year may not exceed $500,000, except that this limitation shall not apply to stock-

based awards made pursuant to an election by a non-employee director to receive such stock-based award in lieu of cash for all or a portion of cash fees to be received for service on our Board of Directors or any committee thereof.

Stock Options.  Stock options granted under the 2018 Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements.  The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant.  The term of stock options granted under the 2018 Plan may not be longer than ten years. Moreover, if an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service.  Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement.  Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability.  Options, however, will not be exercisable if the termination of service was due to cause.

Restricted Stock.  Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions.  If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has certain of the rights and privileges of a regular shareholder, except that the restrictions set forth in the applicable award agreement apply.  For example, the holder of restricted stock may vote the shares, but he or she may not sell the shares until the restrictions are lifted.  In addition, dividends may accrue but shall not be paid prior to and only to the extent that, the shares subject to the restrictions vest.

Restricted Stock Units and Performance Stock Units.  Restricted stock units and performance stock units provide the grantee with the right to receive a fixed number of shares of common stock in the future based on the grantee providing continuing service for the period specified in the award agreement, in the case of restricted stock units, and if the performance goals are met, in the case of performance stock units.  If the vesting is achieved the grantee shall be entitled to receive such number of shares based on the number of units specified in the award agreement. Dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the grantee receives the shares related to the stock units upon vesting.  If the grantee does not satisfy the vesting conditions by the end of the applicable period specified in the award agreement the award is forfeited and shares are not issued.

Other Stock-Based Awards.  The 2018 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to, stock appreciation rights, phantom stock awards, deferred stock units and unrestricted stock awards.  Under no circumstances may the agreement covering stock appreciation rights (a) have an exercise price per share that is less than 100% of the fair market value per share of our common stock on the date of grant or (b) expire more than ten years following the date of grant.  We will issue shares of our common stock under the 2018 Plan to our non-employee directors upon redemption of deferred share units that may be granted to our non-employee directors under our Compensation Plan for Non-Employee Directors after June 20, 2018.

Except in the case of death, disability or “change of control” (as defined in the 2018 Plan), no award shall vest, and no right of ImmunoGen to restrict or reacquire shares subject to full value awards shall lapse, less than one year from the date of grant.  However, awards may be granted having time-based vesting of less than one year from the date of grant so long a no more than 5% of the shares reserved for issuance under the 2018 Plan may be granted in the aggregate pursuant to such awards.

Plan Administration.  In accordance with the terms of the 2018 Plan, our Board of Directors has authorized the Compensation Committee to administer the 2018 Plan.  The Compensation Committee may delegate part of its authority and powers under the 2018 Plan to one or more of our directors, but only the Compensation Committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934.  In accordance with the provisions of the 2018 Plan, the Compensation Committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;
•	the number of shares subject to each award;
•	the vesting provisions of each award;
•	the termination or cancellation provisions applicable to awards; and
•	all other terms and conditions upon which each award may be granted in accordance with the 2018 Plan.

In addition, the Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2018 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made if the amendment is adverse to the participant.

Stock Dividends and Stock Splits.  If our common stock is subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock thereafter deliverable upon the exercise of an outstanding option or upon issuance under another type of award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the per share purchase price and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Other Dividends.  Dividends (other than stock dividends as described above) may accrue but are not payable prior to the time, and only to the extent that, restrictions or rights to reacquire shares subject to awards have lapsed.

Corporate Transactions.  Upon a merger, consolidation or other reorganization event, our Board of Directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2018 Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;
•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
•

in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•

provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•

with respect to stock grants, and in lieu of any of the foregoing, our Board of Directors or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board of Directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination.  The 2018 Plan may be amended by our shareholders.  It may also be amended by our Board of Directors, provided that any amendment approved by our Board which requires shareholder approval (1) under the rules of the NASDAQ Stock Market, (2) in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Code, or (3) for any other reason, is subject to obtaining such shareholder approval.  However, no such action may adversely affect any rights any outstanding awards without the holder’s consent.  Other than in connection with stock dividends, stock splits and corporate transactions, as summarized above, (i) the exercise price of an option may not be reduced, (ii) an option may not be canceled in exchange for a replacement option having a lower exercise price, or for another award or for cash, and (iii) no other action may be taken that is considered a direct or indirect “repricing,” in each case without shareholder approval.  In addition, except in the case of death, disability or “change of control” (as defined in the 2018 Plan), outstanding awards may not be amended in a manner that would accelerate the exercisability or vesting of, or lapsing of any right by ImmunoGen to restrict or reacquire shares subject to, all or any portion of any award.

Duration of the 2018 Plan.  The 2016 Plan will expire on March 28, 2028.  No awards may be made after termination of the 2018 Plan, although previously granted awards may continue beyond the termination date in accordance with their terms.

Federal Income Tax Consequences

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2018 Plan, based on the current provisions of the Code and regulations are as follows.  Changes to these laws could alter the tax consequences described below.  This summary assumes that all awards granted under the 2018 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options.  Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”).  However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee.  Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares.  If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price.  Any additional gain realized on the disposition will normally constitute capital gain.  If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options.  Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options, will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share.  Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.

An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income.  Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants.  With respect to stock grants under the 2018 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received.  Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance.  We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier.  A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax.  The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares.  We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units.  The grantee recognizes no income until the issuance of the shares.  At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received.  We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits

None of the shares of common stock subject to the 2018 Plan will be issuable in connection with any award granted prior to shareholder approval of the 2018 Plan.  Future options and other awards under the 2018 Plan are subject to the discretion of the Compensation Committee, and therefore it is not possible to identify the persons who will receive options or other awards under the 2018 Plan in the future, nor the amount of any such future options or other awards.

Equity Compensation Plans

The following table sets forth information as of December 31, 2017 with respect to existing compensation plans under which our equity securities are authorized for issuance.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights (1)	warrants and rights (2)	reflected in column (a))
Equity compensation plans approved by security holders (3)	14,654,324	$9.92	5,405,512
Equity compensation plans not approved by security holders	—	—	—
Total	14,654,324	$9.92	5,405,512

(1)	The amount in this column includes the number of shares subject to issuance upon the exercise of stock options, unvested restricted stock awards, and DSUs.
(2)	The amount in this column reflects all outstanding stock options, but does not include restricted stock awards or DSU’s, which do not have an exercise price.
(3)	These amounts consist of our 2006 Plan and 2016 Plan.

Outstanding Awards under Equity Incentive Plans.  As of April 23, 2018, there were 16,074,426 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $10.18, and a weighted average remaining life of 7.1 years. There were a total of 1,834,648 issued and outstanding restricted shares that remain subject to forfeiture (1,019,398 time-based restricted shares, and 815,250 performance-based restricted shares), 5,959 shares subject to DSUs that remain subject to forfeiture, and 288,694 shares subject to vested DSUs.  All DSUs are held by non-management directors.  As of April 23, 2018, 858,903 shares were available for future issuance under those plans.

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

(Notice Item 4)

On March 28, 2018, our Board of Directors unanimously approved, subject to shareholder approval at the meeting, the adoption of the ESPP.  The ESPP provides eligible employees with the opportunity to purchase shares of our common stock at a discount, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Code.

Recommendation

The Board recommends that you vote “FOR” the proposal to approve the ESPP.

Summary of and Reasons for the Approval of the ESPP

The ESPP is being submitted to shareholders for approval at the meeting in order to ensure favorable federal income tax treatment under Section 423 of the Code for purchases of shares by our employees under the ESPP.

The ESPP allows all full-time and certain part-time employees to purchase shares of  our common stock at a discount to fair market value.  Employees will purchase shares in January and July of each year using funds deducted from their paychecks during the preceding six months. The ESPP is expected to be an important component of the benefits package that we offer to our employees. We believe that the ESPP will aid us in retaining existing employees, recruiting and retaining new employees and aligning and increasing the interest of all employees in our success.

Our Board of Directors believes it is in the best interest of ImmunoGen and its shareholders that the ESPP be approved. If approved, eligible employees who elect to participate in the ESPP will first be granted options to purchase common stock under the ESPP on July 1, 2018.

Summary of Material Features of the ESPP

The following description of the material features of the ESPP is intended to be a summary only.  This summary is qualified in its entirety by the full text of the ESPP that is attached to this proxy statement as Exhibit B.

Administration. The ESPP will be administered under the direction of the Compensation Committee. The Compensation Committee has authority to interpret the ESPP and to make all other determinations necessary or advisable in administering it.

Eligibility. All full-time employees and certain part-time employees who have been continuously employed for at least 90 days prior to an offering date will be eligible to participate in the ESPP. For part-time employees to be eligible, they must have customary employment of more than five months in any calendar year and more than 20 hours per week. However, no employee shall be eligible to participate to the extent that, immediately after the grant, (i) that employee would own stock and/or options or securities to purchase stock possessing 5% or more of the combined voting power or the value of all classes of our stock, or (ii) his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 for each calendar year in which such rights are outstanding and exercisable.  Approximately 300 employees will be eligible to participate in the ESPP. Participation in the ESPP is at the election of each eligible employee and the amounts received by a participant under the ESPP depend on the fair market value of our common stock on future dates; therefore, the benefits or amounts that will be received by any participant if the ESPP is approved by our shareholders, are not currently determinable.

Shares Available for Issuance. Assuming the ESPP is approved by our shareholders at the meeting, there will be 1,000,000 shares of our common stock available for issuance under the ESPP, plus an annual increase on the first day of each of year beginning in 2019 and ending on the first day of 2028, equal to the lesser of (i) 1,000,000 shares, (ii) 1% percent of the shares of our common stock outstanding on the last day of the immediately preceding year, or (iii) such lesser number of shares as is determined by our Board.

Participation. To participate in the ESPP, an eligible employee authorizes payroll deductions in an amount not less than 1% nor greater than 15% of his or her “eligible earnings” (i.e., regular base pay, including overtime pay but not including bonuses, employee benefit plans or other additional payments) for each full payroll period in the offering period. The maximum number of shares of common stock that may be purchased by any participant during an offering period shall equal $25,000 divided by the fair market value of our common stock on the first day of an offering period.  To ensure that IRS share limitations are not exceeded, we do not accept contributions from an individual participant in excess of $25,000 per calendar year.

Purchases. Eligible employees enroll in a six-month offering period during the open enrollment period prior to the start of that offering period. A new offering period begins approximately every July 1 and January 1.  At the end of each offering period, the accumulated deductions, are used to purchase shares of our common stock from us during an offering period.  Shares are purchased at a price equal to 85% of the lower of the fair market value of our common stock on the first business day or the last business day of an offering period. On April 23, 2018, the closing market price per share of our common stock was $10.12 as reported by the Nasdaq Stock Market.

Termination of Employment. If a participating employee voluntarily resigns or is terminated by ImmunoGen prior to the last day of an offering period, the employee’s option to purchase terminates and the amount in the employee’s account is returned to the employee.

Transferability. Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent or distribution to a designated beneficiary upon the participant’s death) by the participant.

Adjustments upon Change in Capitalization. Subject to any required action by our shareholders, the number of shares of common stock covered by unexercised options under the ESPP, the number of shares of common stock which have been authorized for issuance under the ESPP but are not yet subject to options and the annual increase (collectively, the "Reserves"), as well as the price per share of common stock covered by each unexercised option under the ESPP, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock.

In the event of the proposed dissolution or liquidation of ImmunoGen, any offering period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by our Board.  In the event of a proposed sale of all or substantially all of the assets of ImmunoGen, or merger, consolidation or other capital reorganization of ImmunoGen with or into another corporation, each option outstanding under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation unless our Board determines, in its sole discretion and in lieu of assumption or substitution, to shorten an offering period then in progress.

Participation Adjustment. If the number of unsold shares that are available for purchase under the ESPP is insufficient to permit exercise of all rights deemed exercised by all participating employees, a participation adjustment will be made, and the number of shares purchasable by all participating employees is reduced proportionately. Any funds remaining in a participating employee’s account after such exercise are refunded to the employee, without interest.

Amendment. Our Board of Directors may amend the ESPP at any time and in any respect unless shareholder approval of the amendment in question is required under Section 423 of the Code, any national securities exchange or system on which our common stock is then listed or reported, or under any other applicable laws, rules, or regulations.

Termination. Our Board of Directors may terminate the ESPP at any time and for any reason or for no reason, provided that no termination shall impair any rights of participating employees that have vested at the time of termination. Without further action of our Board of Directors, the ESPP shall terminate on June 30, 2028 or, if earlier, at such time as all shares of our common stock that may be made available for purchase under the ESPP have been issued.

Federal Income Tax Consequences

The ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i)	the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or
(ii)	an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.  In all other cases, no deduction is allowed to us.

The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the ESPP.

EXECUTIVE OFFICERS

Who are ImmunoGen’s executive officers?

The following persons are our executive officers as of the date of this proxy statement:

Name	Position
Mark J. Enyedy	President and Chief Executive Officer
Craig Barrows	Executive Vice President, General Counsel and Secretary
Richard J. Gregory, PhD	Executive Vice President and Chief Scientific Officer
David B. Johnston	Executive Vice President and Chief Financial Officer
Blaine H. McKee, PhD	Executive Vice President and Chief Business Officer
Theresa G. Wingrove, PhD	Sr. Vice President, Regulatory Affairs and Quality
Anna Berkenblit, MD	Vice President and Chief Medical Officer
Thomas Ryll, PhD	Vice President, Technical Operations

Where can I obtain more information about ImmunoGen’s executive officers?

Biographical information concerning our executive officers (other than Dr. McKee) and their ages can be found in Item 3.1 entitled “Executive Officers” in our annual report on Form 10‑K for the year ended December 31, 2017, which information is incorporated by reference into this proxy statement.

Dr. McKee, age 52, joined ImmunoGen in April 2018, and has served as our Executive Vice President and Chief Business Officer since that date.  Prior to joining ImmunoGen, he served in various executive capacities at Shire PLC, a pharmaceutical company, from 2014 to 2018, including as Senior Vice President, Head of Corporate Development, from 2016 to 2018, and as Senior Vice President, Head of Transactions, from 2014 to 2016.  Prior to that he served as Executive Vice President and Chief Business Officer at 480 Biomedical, Inc., a biotechnology company, from 2011 to 2014.  Prior to that he served for 15 years at Genzyme Corporation, a biopharmaceutical company, most recently as Senior Vice President, Strategic Development of the Transplant, Oncology, and Multiple Sclerosis divisions. Dr. McKee holds a PhD in organic chemistry from Massachusetts Institute of Technology (MIT), and a Masters of Business Administration from MIT’s Sloan School of Management. Dr. McKee is also a director of BioStage, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation philosophy is to enable ImmunoGen to attract, retain and motivate key executives to achieve our long-term objective of creating significant shareholder value through our antibody-drug conjugate (ADC) technology and expertise.  In this regard, we set executive compensation with two principal goals: first, to align fixed compensation and target incentive compensation with the market median for our peer group; and second, to align a substantial portion of that compensation with the creation of long-term value for our shareholders.  Attracting and retaining key executives is particularly challenging in the biotechnology industry where executives are required to remain focused and committed throughout years of product development, regulatory approvals and, at times, financial instability.  The market for executive talent in our industry is highly competitive, with many biotechnology companies that are at a similar stage of development as ImmunoGen located in general proximity to our corporate offices.

How We Determine Executive Compensation

The Compensation Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs, as well as for setting actual executive compensation.  Information about the Compensation Committee, including its composition, responsibilities and processes, can be found elsewhere in this proxy statement.

In addition to evaluating our executives’ contributions and performance in light of corporate objectives and individual performance, we also base our compensation decisions on market considerations.  The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies.  All forms of compensation are evaluated relative to the market median for our peer group.  Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, the anticipated out-of-pocket costs and level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.  We do not believe that our compensation policies and practices encourage excessive risk-taking by our executives or are otherwise reasonably likely to have a material adverse effect on our business.

In December 2016, the Compensation Committee engaged the services of Willis Towers Watson, independent compensation consultants, to assist us in redefining the appropriate peer group of companies. The peer group used earlier in 2016 in connection with the Compensation Committee’s determination of executive compensation for the six-month transition period from July 1 to December 31, 2016, or the 2016 Transition Period, consisted of the following 21 public biotechnology companies:

Acorda Therapeutics, Inc.	Ironwood Pharmaceuticals, Inc.
Aduro BioTech, Inc.	Lexicon Pharmaceuticals, Inc.
Aegerion Pharmaceuticals, Inc.	MacroGenics, Inc.
Agios Pharmaceuticals, Inc.	Merrimack Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Nektar Therapeutics
ARIAD Pharmaceuticals, Inc.	Novavax, Inc.
Celldex Therapeutics, Inc.	Sarepta Therapeutics, Inc.
Exelixis, Inc.	Seattle Genetics, Inc.
Halozyme Therapeutics, Inc.	Theravance Biopharma, Inc.
Infinity Pharmaceuticals, Inc.

In December 2016, Willis Towers Watson employed the following approach in reevaluating the existing peer group:

•	It used ImmunoGen’s 6‑digit GICS industry classification (Biotechnology) to identify 659 public companies.
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Within that large group, it identified 128 public companies with market capitalizations between 0.5x and 3x ImmunoGen’s market capitalization ($87 million to $521 million), and 10 public companies with revenues between 0.5x and 3x ImmunoGen’s revenues ($30 million to $180 million).  Willis Towers Watson also considered headcount in evaluating whether a company should be removed from the existing peer group or added to the redefined peer group.

•

From the two smaller groups it developed a recommendation to remove from the existing peer group 13 specific companies that no longer met the screening criteria described above, and consider the addition of up to 10 specific companies that were more aligned with those criteria.

In determining the new peer group, the Compensation Committee generally adopted Willis Towers Watson’s recommendations, removing 11 companies from the then-existing peer group, and adding eight new companies, resulting in the following new peer group of 18 companies, which is referred to elsewhere in this proxy statement as the Peer Group:

Acorda Therapeutics, Inc.	MacroGenics, Inc.
Aduro BioTech, Inc.	Merrimack Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	NewLink Genetics Corporation
Celldex Therapeutics, Inc.	Novavax, Inc.
CTI BioPharma Corp.	Rigel Pharmaceuticals, Inc.
Enanta Pharmaceuticals, Inc.	Sangamo Therapeutics, Inc.
Epizyme, Inc.	Spectrum Pharmaceuticals, Inc.
Inovio Pharmaceuticals, Inc.	Theravance Biopharma, Inc.

Using Peer Group data, together with the 2016 Global Life Sciences Survey prepared by Radford Surveys + Consulting, Willis Towers Watson prepared for the Compensation Committee a competitive market assessment of total cash, equity and total compensation for our five most highly-compensated executives.  This review contributed to the Compensation Committee’s determination in February 2017 of the annual base salaries, target bonuses and equity awards for 2017.

At the 2016 annual meeting of shareholders, which was the most recent annual meeting preceding the Compensation Committee’s determination of executive compensation for 2017, a proposal to approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for that meeting (a “say-on-pay” vote), received the favorable vote of the holders of over 96% of the shares voting on that proposal.  The Compensation Committee considered these results to be a ratification of our executive compensation policies and decisions in its determination of executive compensation for 2017.  At the 2017 annual meeting of shareholders, a similar say-on-pay vote received the favorable vote of the holders of over 96% of the shares voting on that proposal.  Although the Compensation Committee’s decisions regarding executive compensation for 2017 had been made prior to the 2017 annual meeting, the Compensation Committee has considered these results in connection with its regular assessment of our executive compensation programs.

Elements of Total Compensation

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives.  Our fixed compensation elements are designed to provide a predictable source of income to our executives.  Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

We compensate our executives principally through base salary, performance-based annual cash incentives and equity awards.  The objective of this three-part approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term shareholder value.

Base Salary

We provide our executive officers with a level of assured cash compensation in the form of a base salary that reflects their scope of responsibility and organizational impact, as well as individual performance.  In setting salaries for our executive officers, the Compensation Committee reviews independently prepared surveys of biotechnology industry compensation as well as other available information on base salaries of executive officers in comparable positions in the most current peer group analysis available to the committee.  Comparative factors considered include, but are not limited to, the number of a company’s employees, a company’s annual operating expense, a company’s market capitalization, and the stage of development of a company’s products.  For 2017, the committee utilized the collected data contained in the competitive review of executive compensation prepared by Willis Towers Watson described above.

The committee uses the collected data as well as the managerial experience of the members of the committee to set salaries.  As described above, our compensation philosophy allows the committee to take into account, for both current and new executive officers, recent individual performance (evaluated, in the case of the CEO, by all of the non-management directors on our Board), breadth of experience, alignment with the market median, the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill, and the compensation levels required to attract qualified new hires.  In setting base salaries for our executive officers (other than the CEO), the Compensation Committee also considers the recommendation of the CEO based on the CEO’s evaluation of their respective individual performance and promotion increases.  Based on the foregoing considerations, the committee increased the base salaries for our named executive officers for 2017 between 2% and 3%, all as described below.

Annual Cash Bonus Program

Our executive officers participate in an annual bonus program applicable to all our employees.  Each participant in our annual bonus program is eligible to receive a target bonus expressed as a percentage of his or her annual base salary which, once set, remains at that level for each subsequent year unless specifically changed, in the case of our executive officers, by the Compensation Committee.  A participant’s annual base salary and target bonus as of the last day of the bonus period are generally used in calculating bonus payouts.  For 2017, target bonuses for our executive officers were as follows:

Title	Target Bonus (as % of Annual Base Salary)
President & CEO	75%
Executive Vice President	40%
Vice President	35%

Under our annual bonus program, the Compensation Committee annually establishes key performance criteria, based upon the corporate goals and objectives, to be met by ImmunoGen, and evaluates our actual performance against those criteria in its determination of whether annual bonuses will be paid to our employees, including our executives.  Key corporate performance criteria may include any or all of the following: (1) our actual financial performance against specified metrics in our operating plan for the applicable fiscal year;  (2) achievement of certain research and development milestones, including internal product development advancement; (3) achievement of key targets associated with our collaborations with third parties, including support of partner programs; (4) the creation and achievement of business development opportunities; and (5) execution of organizational initiatives designed to strengthen our corporate culture and better align it with our strategic objectives.  In establishing annual key performance criteria for the annual bonus program, the committee selects specific corporate objectives directed primarily to the future success of our business and the creation of long-term shareholder value. Payments under our annual bonus program currently consist entirely of cash.

The Compensation Committee has set a 50% threshold aggregate percentage of achievement against the key corporate performance criteria below which the portion of participants’ annual bonus payable based on corporate performance will not be payable.  Prior to the 2016 Transition Period, the pre-established key corporate performance criteria were individually weighted to permit achievement of up to 150% of target.

For 2017, the Compensation Committee established the key corporate performance criteria to be used in determining annual cash bonuses; however, similar to the 2016 Transition Period, it did not assign weights to specific criteria, preferring to take a more holistic view of the Company’s achievements against the corporate objectives, as well as considerations, where warranted, of exemplary performance.  Any upward adjustment, however, would not result in the portion of the participants’ bonus tied to corporate performance exceeding 150% of target.

The Compensation Committee generally also considers an executive’s individual performance in its determination of whether payments should be made to the executive under our annual bonus program.  For 2017, the committee based 100% of our CEO’s target bonus on corporate performance.  With respect to our other executive officers, 70% of their target bonus was based on corporate performance, and 30% was based on individual performance objectives.  Their achievement of their respective individual performance objectives was evaluated by our CEO, and based on these evaluations, the committee determined the amount of our executive officers’ bonus compensation tied to individual performance.  The committee also agreed that executive officers were eligible to receive more than 100% of the portion of their bonus tied to individual performance objectives for exemplary achievement.  The individual objectives portion of a participant’s target bonus could be earned irrespective of the extent to which the bonuses based on corporate performance were payable.  Our CEO was afforded discretion in recommending bonus payouts for our other executive officers tied to individual performance without regard to previously established objectives for exemplary achievement.

The Compensation Committee establishes the corporate performance bonus objectives and individual performance bonus objectives, if any, with the expectation that ImmunoGen and our executives can achieve 100% of the target; however, the objectives are sufficiently difficult that such achievement is not assured at the time they are set.  For fiscal years 2015, 2016, and the 2016 Transition Period, 105%, 105% and 97%, respectively, of the portion of our executives’ target bonuses tied to corporate performance were earned (plus, for fiscal year 2015, a discretionary additional 5% of the portion of the target bonus tied to exemplary corporate performance).  As described below, for 2017, the portion of our executives’ target bonuses tied to corporate performance was awarded at 150% of target.  The portion of our executives’ target bonuses tied to individual performance for 2017 was, in each case, awarded at 100% of target.

Equity Compensation

Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, the Compensation Committee has the authority under our equity incentive plan to determine the form(s) of equity incentive awards, the terms under which equity incentive awards are granted and the individuals to whom such awards are granted.  While we have historically awarded only stock options, the Compensation Committee has the ability under our equity incentive plan to award other forms of equity incentive compensation including, but not limited to, restricted stock awards, which it has done in connection with the new hire awards for certain of our named executive officers.  During 2017, the committee awarded both time-based and performance-based restricted stock awards to our executive officers in lieu of stock options, which awards are further described below.  All equity incentive awards to our executive officers are granted by the Compensation Committee.  The committee has delegated authority to our CEO to grant stock options to other newly hired individuals, and stock options and restricted shares to other existing employees, subject to certain limitations described under the heading “What committees has the Board established? – Compensation Committee” elsewhere in this proxy statement.

We believe that equity participation is a key component of our executive compensation program.  Our equity incentive plans are designed to retain our executive officers and other employees and align their long-term interests with the creation of long-term value for our shareholders.  We believe, as a general matter, that stock options provide an effective long-term incentive for all employees to create shareholder value as the benefit of the options cannot be realized unless there is an appreciation in the price of our common stock.  Stock option awards are commonly provided to a broad range of employees in the biotechnology industry due to the competitive nature of the industry.  Historically, our executive officers have participated in our equity incentive plans in the same manner as all of our full-time employees.  For the reasons described below, in 2017 we awarded our executive officers full-value awards, although we reverted to 100% stock options for executive officers in 2018.

Initial stock option awards for new employees, which are individually determined prior to and/or negotiated in conjunction with the commencement of employment, reflect the new employee’s anticipated contribution to our success and are designed to be competitive with awards granted by other biotechnology companies.  Subsequent annual stock option awards take into consideration competitive practices and an individual’s position, individual performance and potential for future impact on our business.  All stock options have been granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined in accordance with the terms of our equity incentive plans.  For initial awards to new employees, the grant date is the first day of employment.  Historically, annual stock option awards  were granted in July of each year, which aligned with the determination of annual bonuses for the previous fiscal year ended June 30.  In connection with the change in our fiscal year to a calendar year basis, effective January 1, 2017, we began granting annual equity awards in the first quarter of the year.

In 2013, the Compensation Committee adopted a “fixed share” approach for determining the size of annual equity awards for executives. In determining its recommendations for “fixed share” guidelines for consideration by the Compensation Committee, Towers Watson (predecessor to Willis Towers Watson) determined, and the Compensation Committee adopted, the number of option shares required to deliver market median expected value based on the Peer Group as of a measurement date selected by Towers

Watson at the time its work was performed in 2013.  Although the committee intended to  periodically review and adjust the guidelines as needed to ensure they remain generally aligned with the market median, it did not do so.

In 2017, Willis Towers Watson noted that, given the depressed share price at the time it prepared its competitive assessment for that year, adherence to the then-current “fixed share” guidelines would result in equity awards being below the market 25th percentile on an expected value basis.  Willis Towers Watson presented the committee with two alternative proposals for the 2017 annual equity awards: (1) grant options under the then-current “fixed share” guidelines, and supplement those awards with time-based restricted stock awards that would result in the overall equity awards having an expected value aligned with the market 25th percentile; or (2) in a one-time departure from the existing guidelines, grant time-based restricted stock awards having an expected value aligned with the market 25th percentile, and supplement those awards with performance-based restricted stock awards that would result in the overall equity awards having an expected value aligned with the market 50th percentile, pro-rated to 60% of the annual amounts to reflect the grants made in the 2016 Transition Period.

The Compensation Committee viewed each of the alternatives as necessitated by our then-depressed share value, which eliminated any retention value of the executive officers’ cumulative long-term incentives, and the need, at that juncture, to retain and incentivize the existing management team.  The committee concluded that the first alternative described above would be substantially inconsistent with our compensation philosophy of compensating executives at the market median.  Accordingly, as more fully described under the heading “Equity Awards” below, the committee adopted the second alternative described above, and determined that the performance-based restricted stock awards would have the same performance criteria as the performance-based restricted stock awards granted in August 2016.

Share Ownership Guidelines

We also believe that executive compensation will be better aligned with the creation of long-term value for our shareholders if our executive officers maintain a meaningful investment in our shares.  In this regard, our Board of Directors adopted, effective as of July 1, 2014, share ownership guidelines affecting our executive officers.  The guidelines provide that executive officers are expected to own shares of our common stock having an aggregate value equal to at least two times (or in the case of our CEO, five times) their annual base salary.  Our current executive officers (other than Dr. Berkenblit, Mr. Enyedy, Dr. Gregory and Dr. McKee) have five years from the effective date of the guidelines to achieve the ownership requirement, and new executive officers (including Dr. Berkenblit, Mr. Enyedy, Dr. Gregory and Dr. McKee) will have a similar five-year period following their date of hire or of designation as an executive officer, whichever is later.  Our executive officers may satisfy the guidelines with shares owned directly or indirectly in a trust or by a spouse and/or minor children and with vested stock options.  In the case of vested stock options, the aggregate exercise price required to be paid for such shares is deducted in determining the aggregate value of the shares represented by such awards.  We also have a policy that prohibits employees and directors from engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of ImmunoGen shares owned by such employees or directors, a description of which can be found elsewhere in this proxy statement under “Corporate Governance – Does ImmunoGen have a written policy prohibiting certain transactions in its shares, such as hedging transactions?”

Employee Benefits

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to ImmunoGen.  All of our named executive officers are eligible to participate in these programs on the same basis as our other employees.  These benefits include the following: medical, dental and vision insurance; company-paid group life and accident insurance of two times base salary (up to $750,000); employee-paid supplemental group life and accident insurance (up to $500,000); short- and long-term disability insurance; and a qualified 401(k) retirement savings plan with a 50% company match of the first 6% of the participant’s eligible bi-weekly compensation contributed by the participant to the plan.

Tax Deductibility of Compensation

At the time the Compensation Committee made its compensation decisions for 2017, Section 162(m) of the Internal Revenue Code limited the deduction a public company was permitted for compensation paid to “covered employees”, who are our chief executive officer and our three other most highly compensated executive officers (other than the chief financial officer).  Generally, amounts paid in excess of $1,000,000 to a covered employee could not be deducted, unless the compensation was paid pursuant to a plan which is performance related, non-discretionary and has been approved by shareholders.  However, this exception for performance-based compensation was repealed effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it meets the performance-based exception and qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

In its deliberations the Compensation Committee has considered ways to maximize deductibility of executive compensation, but nonetheless the committee retains the discretion to compensate executive officers at levels it considers commensurate with their responsibilities and achievements.  In light of the recent tax reform it is uncertain whether compensation that the Compensation Committee intended to structure as performance-based compensation under Section 162(m) will be deductible.  We have not adopted a policy that all executive compensation be fully deductible as we believe that it is important for the committee to retain maximum flexibility in designing compensation programs that are in the best interests of ImmunoGen and our shareholders.

Severance Pay Plan for Vice Presidents and Higher

We maintain a severance pay plan for vice presidents and higher.  The Compensation Committee has noted that, in order to induce candidates for executive positions to join ImmunoGen, it has been necessary to offer them certain severance benefits in the event their employment with us was involuntarily terminated without cause outside the context of a change in control.  In addition, Towers Watson provided data to the committee in 2014, when the plan was established, showing that this type of benefit was consistent with prevalent market practice for comparable companies.

An executive is entitled to severance benefits under this plan if the executive’s employment is terminated by us without cause.  Severance benefits include:

•	salary continuation for the following specified periods: 18 months in the case of the CEO; and 12 months in the case of our other executive officers;
•

payment of a portion of the executive officer’s annual cash bonus for the bonus period in which termination occurs as follows: 100% of the portion of the executive officer’s bonus tied to personal objectives, if any, and with respect to the portion of the executive officer’s  bonus tied to corporate objectives, the executive officer would be entitled to receive the same percentage as the other participants in our annual bonus program, in both cases pro-rated to reflect the actual number of days the executive officer was employed during the applicable bonus period;

•

if an executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidize coverage for similarly situated active employees, for the duration of the salary continuation period; and

•	outplacement services lasting not less than six months.

Change in Control Severance Agreements

We recognize that ImmunoGen, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of ImmunoGen and our shareholders.  We have entered into severance agreements with each of our executive officers that are designed to compensate them for the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control of ImmunoGen.  The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability to ImmunoGen of each of our executive officers in the event of a proposed change in control transaction.  We believe that these objectives are in the best interests of ImmunoGen and our shareholders.  We also believe that it is in the best interests of ImmunoGen and our shareholders to offer such agreements to our executive officers insofar as ImmunoGen competes for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

An executive officer is entitled to severance benefits if, within 12 months after a change in control of ImmunoGen, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason.  Severance benefits include:

•

a lump sum cash payment equal to 1.5 times (or in the case of our CEO, 2 times) the sum of the executive officer’s annual base salary and target annual bonus for the bonus period in which the termination occurs;

•	vesting of 100% of the executive officer’s unvested stock options and unvested restricted stock awards and other similar rights.
•

if the executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidized health insurance premiums for the executive officer immediately prior to the date of termination of the executive officer’s employment (or, if more favorable to the executive officer, immediately prior to the consummation of the change in control), for up to 18 months (provided that following the expiration of the CEO’s COBRA coverage period, we will pay a taxable amount to the CEO equal to the COBRA premium subsidy on a monthly basis for a period ending 24 months from the CEO’s termination date); and

•	payment of the cost of outplacement services up to a maximum of $40,000.

We believe these severance benefits are reasonable and appropriate for our executive officers in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience.  We further believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a loss of employment within a year following a change in control, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in ImmunoGen’s value attributable to the performance of the current management team.

For more details concerning our severance pay plan and change in control severance agreements, please refer to “Potential Payments Upon Termination or Change in Control” elsewhere in this proxy statement.

Executive Compensation Determinations for 2017

The following discussion describes the Compensation Committee’s executive compensation determinations for 2017, beginning with a description of the portion of the annual bonus program tied to corporate performance.

The corporate performance criteria were focused on specific actions that furthered the four strategic priorities described below:

•	Execute on a speed-to-market strategy to complete development and obtain full approval for mirvetuximab soravtansine in platinum-resistant ovarian cancer;
•	Accelerate the development of our earlier-stage portfolio, with an emphasis on ADCs deploying our new “IGN” DNA-acting payloads;
•	Continue to drive innovation in ADCs through our expertise in new payloads, linkers, and methods of conjugation; and
•

Lever our platform to support our existing partnerships and pursue new collaborations that generate revenue, mitigate expenses, enhance our capabilities and expand the reach of our innovation to more patients.

In light of the foregoing strategic priorities, the Compensation Committee established specific corporate objectives for 2017 as described in the following table.

Corporate Objective	Achievement
Achieve accrual targets for key studies

•    FORWARD I patient accrual target substantially met; full enrollment expected to be achieved in first half of 2018 per previously established timeline

•    FORWARD II patient accrual target exceeded

•    IMGN779 Phase 1 study accrued rapidly without reaching determination of maximum tolerated dose due to absence of dose limiting toxicities

Sign material co-development, co-commercialization partnership for IMGN779 and IMGN632	• Partnered IMGN779 and IMGN632 with Jazz Pharmaceuticals with option to co-commercialize at least one product in the US
Secure cash balance at year-end sufficient to fund planned operations for at least the next 12 months

•    Divested IMGN529 program for $55 million

•    Granted Sanofi paid up licenses to collaboration programs for $30 million

•    Partnered IMGN779 and IMGN632 programs with Jazz Pharmaceuticals for $75 million upfront payment, plus R&D funding up to $100 million over the research term and the opportunity for milestones and royalties

•    Raised $101.6 million net proceeds from secondary public offering

•    Converted $98 million in debt to equity

•    Cash balance at year-end was sufficient to fund planned operations into the fourth quarter of 2019 with approximately $2 million in debt on the balance sheet

Execute comparability effort to enable bridging of pivotal material into FORWARD I study by end of Q2	• Introduced pivotal material into FORWARD I in June 2017
File IND for IMGN632 in Q3	• Filed IND for IMGN632 in September 2017
Reach go/no go decision on ADAM9 program by end of Q2	• “Go” decision made in May; transition to further development in Q4
Execute culture transformation initiatives

•    Enacted defined cultural initiatives, including an enhanced performance management process, service award programs, professional development series, and our first day of service, with over 80% of our employees participating

In addition to considering our achievements toward each corporate objective, the Compensation Committee also considered the overall impact of these achievements as a reflection of the year-over-year improvement in our progress and prospects.  In this regard, the committee considered that during the 12 months since the 2017 corporate objectives had been established, our share price had increased almost four-fold and its market capitalization had increased almost six-fold, reflecting positive investor sentiment that we had effectively executed our business plan and, correspondingly, were better positioned to realize our strategic objectives and generate value for shareholders.  Based on the foregoing, the committee determined the portion of the annual bonus program tied to achievement of the corporate objectives would be based on 150% achievement.

The Compensation Committee’s determination of the executives’ salaries and bonuses for 2017, including the portion, if any, tied to individual performance, is discussed below on an individual-by-individual basis.

Cash Compensation

Mr. Enyedy.  In February 2017, the committee set Mr. Enyedy’s annual base salary at $670,000, effective March 1, 2017, which represents a 3% increase over his annual base salary for the 2016 Transition Period. Mr. Enyedy’s target bonus of 75% of base salary remained unchanged from the 2016 Transition Period.  The new base salary, together with his target bonus, resulted in Mr. Enyedy’s target total cash compensation being aligned with the 50th percentile of target total cash compensation for comparable positions at the Peer Group.

For 2017, Mr. Enyedy’s target bonus was tied solely to our achievement of the corporate objectives.  Accordingly, Mr. Enyedy’s bonus for 2017, as shown in the Summary Compensation Table below, constituted 112.5% of his base salary earned in 2017.

Mr. Johnston.  In February 2017, the committee set Mr. Johnston’s annual base salary at $405,951, effective March 1, 2017, which represents a 2% increase over his annual base salary for the 2016 Transition Period. Mr. Johnston’s target bonus of 40% of base salary remained unchanged from the 2016 Transition Period.  The new base salary, together with his target bonus, resulted in Mr. Johnston’s target total cash compensation being aligned with the 50th percentile of target total cash compensation for comparable positions at the Peer Group.

For 2017, 70% of Mr. Johnston’s target bonus was tied to corporate performance, and 30% was tied to individual performance.  With respect to the portion tied to individual performance, the committee’s determination was based on Mr. Enyedy’s evaluation of Mr. Johnston’s accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Secure a cash balance at year end sufficient to fund planned operations for at least the next 12 months	50%	50%
Execute investor communications strategy	20%	20%
Convert financial reporting to calendar year from fiscal year	10%	10%
Implement or begin preparations for upgrading of specific support functions	10%	10%
Continue improvement within specified areas of the financial organization	10%	10%
Total	100%	100%

Based on the foregoing, Mr. Johnston’s  bonus for 2017, as shown in the Summary Compensation Table below, constituted approximately 54% of his base salary earned in 2017.

Dr. Gregory.  In February 2017, the committee set Dr. Gregory’s annual base salary at $455,403, effective March 1, 2017, which represents a 2% increase over his annual base salary for the 2016 Transition Period. Dr. Gregory’s target bonus of 40% of base salary remained unchanged from the 2016 Transition Period. Dr. Gregory’s base salary, together with his target bonus, resulted in Dr. Gregory’s target total cash compensation being aligned with the 50th percentile of target total cash compensation for comparable positions at the Peer Group.

For 2017, 70% of Dr. Gregory’s target bonus was tied to corporate performance, and 30% was tied to individual performance.  With respect to the portion tied to individual performance, the committee’s determination was based on Mr. Enyedy’s evaluation of Dr. Gregory’s accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Support advancement of development portfolio	20%	20%
Maintain strong pipeline of pre-clinical candidates	20%	20%
Advance platform research to enable next generation of ADC products	20%	20%
Support collaboration partners and partnering business development activities	20%	20%
Sponsor organizational excellence initiative	10%	10%
Ensure STAT organization’s participation in our environmental, health and safety (EH&S) goals and objectives	10%	10%
Total	100%	100%

Based on the foregoing, Dr. Gregory’s bonus for 2017, as shown in the Summary Compensation Table below, constituted approximately 54% of his base salary earned in 2017.

Mr. Barrows.  In February 2017, the committee set Mr. Barrows’s annual base salary at $397,800, effective March 1, 2017, which represents a 2% increase over his base salary for the 2016 Transition Period. Mr. Barrows’s target bonus of 40% of annual base salary remained unchanged from the 2016

Transition Period. Mr. Barrows’s base salary, together with his target bonus, resulted in Mr. Barrows’s target total cash compensation being aligned with the 50th percentile of target total cash compensation for comparable positions at the Peer Group.

For 2017, 70% of Mr. Barrows’s target bonus was tied to corporate performance, and 30% was tied to individual performance.  With respect to the portion tied to individual performance, the committee’s determination was based on Mr. Enyedy’s evaluation of Mr. Barrows’s accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Provide legal support for business development activities	25%	25%
Provide legal support for all financing transactions	25%	25%
Provide legal support for creation of mirvetuximab soravtansine commercial supply chain	25%	25%
Provide legal support for financial reporting and human resources functions	20%	20%
Support corporate objective for culture transformation initiatives	5%	5%
Total	100%	100%

Based on the foregoing, Mr. Barrows’s bonus for 2017, as shown in the Summary Compensation Table below, constituted approximately 54% of his base salary earned in 2017.

Dr. Berkenblit.  In February 2017, the committee set Dr. Berkenblit’s annual base salary was set at $408,526, effective March 1, 2017, which represents a 2% increase over her annual base salary for the 2016 Transition Period. Dr. Berkenblit’s target bonus of 35% of base salary remained unchanged from the 2016 Transition Period. Dr. Berkenblit’s base salary, together with her target bonus, resulted in Dr. Berkenblit’s target total cash compensation being aligned with the 50th percentile of target total cash compensation for comparable positions at the Peer Group.

For 2017, 70% of Dr. Berkenblit’s target bonus was tied to corporate performance, and 30% was tied to individual performance.  With respect to the portion tied to individual performance, the committee’s determination was based on Mr. Enyedy’s evaluation of Dr. Berkenblit’s accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Support corporate objective for patient enrollment in FORWARD I	35%	35%
Support corporate objective for IND filing for IMGN632	15%	15%
Support corporate objective for dose escalation of IMGN779	15%	15%
Support corporate objective for culture transformation initiatives	15%	15%
Set strategy to advance mirvetuximab soravtansine into earlier lines of therapy and other indications as appropriate	15%	15%
Support investor relations through participation in earnings calls and analyst meetings	5%	50%
Total	100%	100%

Based on the foregoing, Dr. Berkenblit’s bonus for 2017, as shown in the Summary Compensation Table below, constituted approximately 47.25% of her base salary earned in 2017.

Equity Awards

On February 16, 2017, the Compensation Committee granted time-based restricted stock awards to the named executive officers in the following amounts: Mr. Enyedy – 500,000 shares; Mr. Johnston – 191,750 shares; Dr. Gregory – 237,250 shares; Dr. Berkenblit – 157,300 shares; and Mr. Barrows – 140,400 shares.  Each award vests in three equal annual installments, beginning on the first anniversary of the effective date of grant (February 21, 2017).

Also on February 16, 2017, the committee granted performance-based restricted stock awards to the named executive officers in the following amounts: Mr. Enyedy – 239,000 shares; Mr. Johnston – 103,250 shares; Dr. Gregory – 127,750 shares; Dr. Berkenblit – 84,700; and Mr. Barrows – 75,600 shares.

The performance-based restricted stock awards vest in three equal installments upon the achievement, within the performance period, which ends on August 12, 2021, of the following performance goals:

•

Mirvetuximab soravtansine meeting its primary endpoint in a registration trial (i.e., a clinical trial designed to (i) ascertain efficacy and safety of mirvetuximab soravtansine that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling and (ii) support the preparation and submission of a biologics license application, or BLA, for the indication under investigation in the study as and to the extent defined in 21 C.F.R. §312.21(c), or its successor regulation.

•	Acceptance of a BLA for mirvetuximab soravtansine by the U.S. Food and Drug Administration (FDA).
•	Receipt of marketing approval for mirvetuximab soravtansine from the FDA.

The determination of achievement of the performance goals will be based on certification of achievement of a performance goal by the Compensation Committee.  Any shares subject to these awards that have not vested by the expiration of the performance period, or the date on which the executive ceases to be an employee, director or consultant of ImmunoGen, if earlier, are forfeited.  As of the date of this proxy statement, none of the performance objectives has been achieved.

The foregoing awards were granted under our 2016 Employee, Director and Consultant Equity Incentive Plan, or the 2016 Plan.  At the time of the awards, the maximum number of shares that could be subject of awards granted under the 2016 Plan to an individual in a single year was 500,000.  As a consequence, the grant of 239,000 performance-based restricted shares to Mr. Enyedy was made contingent on shareholder approval of an amendment to the 2016 Plan raising that maximum limit.  At the 2017 annual meeting, shareholders approved amendments to the 2016 Plan providing, among other things, for an increase in the maximum number of shares that can be subject to awards granted to participants under the 2016 Plan in a single year to 2,000,000.  Accordingly, Mr. Enyedy’s award of 239,000 performance-based shares became effective on the business day immediately following the date of the annual meeting (June 14, 2017).

Additional detail regarding each of the foregoing awards can be found in the Grants of Plan-Based Awards table and Outstanding Awards at Fiscal Year-End table elsewhere in this proxy statement.

How were the executive officers compensated for 2017?

The following table sets forth all compensation paid to our principal executive officer, our principal financial officer and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” in all capacities for 2017, the 2016 Transition Period (2016TP) and the preceding two fiscal years.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation (3)	Compensation (4)	Total
Mark J. Enyedy (5)	2017	$670,000	-	$1,235,000	-	$753,750	$8,784	$2,667,534
President and Chief	2016TP	325,000	-	-	-	236,438	7,542	568,980
Executive Officer	2016	80,357	$430,000	423,750	$1,015,157	-	836	1,950,100

David B. Johnston	2017	405,951	-	473,623	-	219,214	8,604	1,107,392
Executive Vice President	2016TP	198,996	-	-	203,634	77,927	2,516	483,073
and Chief Financial Officer	2016	385,091	-	-	1,045,067	159,428	9,604	1,599,190
	2015	355,250	4,974	-	624,943	146,220	9,459	1,140,846

Richard J. Gregory (6)	2017	455,403	-	586,008	-	245,918	8,784	1,296,113
Executive Vice President	2016TP	223,237	-	-	203,634	87,419	1,821	516,111
and Chief Scientific Officer	2016	431,375	5,177	-	522,533	178,589	7,645	1,145,319
	2015	206,597	152,892	163,250	564,995	85,532	342	1,173,608

Craig Barrows	2017	397,800	-	346,788	-	214,812	8,784	968,184
Executive Vice President,	2016TP	195,000	-		191,933	76,362	2,966	466,261
General Counsel and	2016	355,103	-	-	731,547	128,636	9,173	1,224,459
Secretary	2015	344,093	-	-	437,460	127,418	8,254	917,225

Anna Berkenblit (7)	2017	408,526	-	388,531	-	193,029	8,784	998,870
Vice President and Chief	2016TP	200,258	-	-	174,060	66,516	2,459	443,293
Medical Officer

1)

The amount shown in this column for fiscal year 2016 for Mr. Enyedy represents his sign-on bonus.  The amount shown in this column for Mr. Gregory for fiscal year 2016 represents the discretionary bonus paid to him for that fiscal year. The amounts shown in this column for fiscal year 2015 represent the discretionary bonuses paid for that fiscal year and, for Dr. Gregory, his $150,000 sign-on bonus.

2)

The amounts shown in these columns represent the aggregate grant date fair value of the time-based restricted stock awards and stock option awards for the years indicated, computed in accordance with FASB ASC Topic 718.  Additional information can be found in the footnotes to the Grants of Plan-Based Awards table elsewhere in this proxy statement and in Note B to the consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31 2017.

3)	The amounts shown in this column represent payments under our annual bonus program for each of the fiscal years shown.
4)	The table below shows the components of this column for 2017:

Name	401(k) Plan Matching Contribution (a)	Term Life Insurance Premiums	Total All Other Compensation
Mark J. Enyedy	$8,100	$684	$8,784
David B. Johnston	7,920	684	8,604
Richard J. Gregory	8,100	684	8,784
Craig Barrows	8,100	684	8,784
Anna Berkenblit	8,100	684	8,784

a)

The amounts in this column represent our matching contributions allocated to each of the named executive officers who participates in our 401(k) retirement savings plan.  All such matching contributions were fully vested upon contribution.

5)	Mr. Enyedy joined ImmunoGen on May 16, 2016.
6)	Dr. Gregory joined ImmunoGen on January 5, 2015.
7)	Dr. Berkenblit was designated an executive officer by our Board of Directors on December 9, 2016.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the named executive officers during 2017.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock (#)	Options (#)	Awards ($/sh)	Option Awards (1)
Mark J. Enyedy	(2)	$251,250	$502,500	$502,500	-	-	-	-	-	-	-
	2/21/2017 (3)	-	-	-	-	-	-	500,000	-	$2	$1,235,000
	6/14/2017 (4)	-	-	-	-	239,000	239,000	-	-	-	-
David B. Johnston	(2)	-	219,214	219,214	-	-	-	-	-	-	-
	2/21/2017 (3)	-	-	-	-	-	-	191,750	-	2	473,623
	2/21/2017 (4)	-	-	-	-	103,250	103,250	-	-	-	-
Richard J. Gregory	(2)	-	245,918	245,918	-	-	-	-	-	-	-
	2/21/2017 (3)	-	-	-	-	-	-	237,250	-	2	586,008
	2/21/2017 (4)	-	-	-	-	127,750	127,750	-	-	-	-
Craig Barrows	(2)	-	214,812	214,812				-	-	-	-
	2/21/2017 (3)	-	-	-	-	-	-	140,400	-	2	346,788
	2/21/2017 (4)	-	-	-	-	75,600	75,600	-	-	-	-
Anna Berkenblit	(2)	-	193,029	193,029				-	-	-	-
	2/21/2017 (3)	-	-	-	-	-	-	157,300	-	2	388,531
	2/21/2017 (4)	-	-	-	-	84,700	84,700	-	-	-	-

1)

The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718.  Additional information can be found in Note B to the consolidated financial statements in our annual report on Form 10‑K for the year ended December 31, 2017.

2)

The amounts shown in these rows reflect the possible cash amounts that could have been earned upon achievement of the threshold, target and maximum performance objectives for the annual executive bonus program for 2017.  In the case of Mr. Enyedy, whose bonus was tied solely to corporate performance, the threshold amount represents 50% of his target bonus, reflecting the minimum achievement required for any payout based on corporate performance.  In the case of the remaining executive officers, for whom 30% of their respective target bonuses was tied to individual performance, there was effectively no threshold payment since the compensation committee reserved the discretion to determine payouts under the portion of the bonus tied to individual performance without regard to any minimum achievement of previously-established goals.

3)

These restricted stock awards were granted under our 2016 Plan.  The grant date fair value of these awards has been calculated by multiplying the number of shares granted by the closing price ($2.47) of our common stock on the NASDAQ Global Select Market on the grant date. These awards are also described in the Outstanding Equity Awards at Fiscal Year-End table.

4)

These performance based restricted stock awards were granted under our 2016 Plan.  The grant date fair value of this award has been calculated based upon the probable outcome of the performance goals, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.  These awards are also described in the Compensation Discussion and Analysis and the Outstanding Equity Awards at Fiscal Year-End table.

Outstanding Equity Awards at 2017 Year-End

The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested time-based restricted shares and unearned performance-based restricted shares at the end of the last fiscal year. The amounts shown represent the number of unvested or unearned restricted shares at the end of 2017, multiplied by the closing price ($6.41) of our common stock on the NASDAQ Global Select Market on December 29, 2017.

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards (1)
	Option Awards (1)								Equity Incentive Plan Awards:		Equity Incentive Plan
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark J. Enyedy	75,000	225,000	(2)	$5.65	5/16/2026				-		-
	-	-		-	-	56,250	(3)	$360,563	-		-
	-	-		-	-	500,000	(4)	3,205,000	239,000	(5)	$1,531,990
David B. Johnston						-		-	-		-
	150,000			15.08	12/30/2023	-		-	-		-
	90,000			10.79	7/17/2024	-		-	-		-
	66,667	33,333	(6)	16.72	7/13/2025	-		-	-		-
	36,667	73,333	(7)	3.05	7/18/2026	-		-	-		-
	-	-		-	-	-		-	20,000	(5)	128,200
	-	-		-	-	191,750	(4)	1,229,118	103,250	(5)	661,833
Richard J. Gregory	75,000	75,000	(8)	6.53	1/5/2025	-		-	-		-
	-	-		-	-	12,500	(9)	80,125	-		-
	33,334	16,666	(6)	16.72	7/13/2025	-		-	-		-
	36,667	73,333	(7)	3.05	7/18/2026	-		-	-		-
	-	-		-	-	-		-	20,000	(5)	128,200
	-	-		-	-	237,250	(4)	1,520,773	127,750	(5)	818,878
Craig Barrows	55,000	-		9.88	7/24/2019	-		-	-		-
	40,000	-		9.14	7/23/2020	-		-	-		-
	55,000	-		15.20	7/22/2021	-		-	-		-
	70,000	-		15.83	7/20/2022	-		-	-		-
	70,000	-		19.02	7/16/2023	-		-	-		-
	70,000	-		10.79	7/17/2024	-		-	-		-
	46,667	23,333	(6)	16.72	7/13/2025	-		-	-		-
	23,334	46,666	(7)	3.05	7/18/2026	-		-	-		-
	13,750	41,250	(10)	1.84	12/9/2026	-		-	-		-
	-	-		-	-	-		-	12,600	(5)	80,766
	-	-		-	-	140,400	(4)	899,964	75,600	(5)	484,596
Anna Berkenblit	62,500	62,500	(11)	8.94	4/1/2025	-		-	-		-
	7,334	3,666	(6)	16.72	7/13/2025	-		-	-		-
	1,334	2,666	(12)	5.75	6/1/2026	-		-	-		-
	16,667	33,333	(7)	3.05	7/18/2026	-		-	-		-
	16,667	33,333	(13)	2.68	9/30/2026	-		-	-		-
	-	-		-	-	-		-	10,000	(5)	64,100
	-	-		-	-	157,300	(4)	1,008,293	84,700	(5)	542,927

1)	All option awards granted by ImmunoGen are subject to time-based vesting. Accordingly, there are no unearned option awards outstanding. Securities underlying options are shares of our common stock.
2)

This option award vests in four equal installments on each of the first four anniversaries of the grant date (May 16, 2016), contingent on Mr. Enyedy remaining an employee, director or consultant of ImmunoGen as of each such date.

3)

This restricted stock award vests in four equal installments on each of the first four anniversaries of the grant date (May 16, 2016), contingent on Mr. Enyedy remaining an employee, director or consultant of ImmunoGen as of each such date.

4)

These time-based restricted stock awards vest in three equal installments on each of the first three anniversaries of the grant date (February 21, 2017), contingent on the executive remaining an employee, director or consultant of ImmunoGen as of each such date.

5)

These performance-based restricted stock awards vest in three equal installments upon the achievement, within the performance period, which is the five-year period commencing on August 12, 2016, of certain performance goals, which are more fully described in the Compensation and Discussion Analysis elsewhere in this proxy statement, and are contingent on the executive remaining an employee, director or consultant of ImmunoGen as of each such date.

6)

These option awards vest in three equal installments on each of the first three anniversaries of the grant date (July 13, 2015), contingent in each case on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

7)

These option awards vest in three equal installments on each of the first three anniversaries of the grant date (July 18, 2016), contingent in each case on the executive remaining an employee, director or consultant of ImmunoGen as of each such date.

8)

This option award vests in four equal installments on each of the first four anniversaries of the grant date (January 5, 2015), contingent on Dr. Gregory remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

9)

This restricted stock award vests in four equal installments on each of the first four anniversaries of the grant date (January 5, 2015), contingent on Dr. Gregory remaining either an employee, director or consultant of ImmunoGen as of each such date.

10)

This option award vests in three equal installments on each of the first three anniversaries of the grant date (December 9, 2016), contingent on Mr. Barrows remaining an employee, director or consultant of ImmunoGen as of each such date.

11)

This option award vests in four equal installments on each of the first four anniversaries of the grant date (April 1, 2015), contingent on Dr. Berkenblit remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

12)

This option award vests in three equal installments on each of the first three anniversaries of the grant date (June 1, 2016), contingent on Dr. Berkenblit remaining an employee, director or consultant of ImmunoGen as of each such date.

13)

This option award vests in three equal installments on each of the first three anniversaries of the grant date (September 30, 2016), contingent on Dr. Berkenblit remaining an employee, director or consultant of ImmunoGen as of each such date.

Options Exercised and Stock Awards Vested

The following table shows information regarding stock option exercises and stock award vesting by the named executive officers during 2017.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark J. Enyedy	—	—	18,750	$91,125
David B. Johnston	—	—	—	—
Richard J. Gregory	—	—	6,250	14,813
Craig Barrows	50,000	$115,762	—	—
Anna Berkenblit	—	—	—	—

Potential Payments Upon Termination or Change in Control

Termination of Employment Not Following a Change in Control

Prior to the adoption of our severance pay plan for vice presidents and higher, we had entered into written agreements with certain of our executive officers to provide severance benefits in addition to those required by applicable law in connection with the termination of the executive’s employment with us outside the context of a change in control.  In connection with the adoption of this plan, each of those executive officers terminated those written agreements.

All of our named executive officers whose employment is terminated by us without cause are eligible to participate in our severance pay plan for vice presidents and higher.  “Cause” is defined to include an executive’s willful act or omission that materially harms ImmunoGen, willful failure or refusal to follow the lawful and proper directives of our CEO or our Board, conviction of the executive for a felony, commission of an act of moral turpitude that is reasonably expected to be injurious to ImmunoGen or its reputation, material fraud or theft relating to ImmunoGen, or breach of our Code of Corporate Conduct, Senior Officer and Financial Personnel Code of Ethics or other contractual obligation to ImmunoGen.

Severance benefits under the plan include:

•	salary continuation for the following specified periods: 18 months in the case of the CEO; and 12 months in the case of our other named executive officers;
•

payment of a portion of the named executive officer’s annual cash bonus for the year in which termination occurs as follows: 100% of the portion of the named executive officer’s bonus tied to personal objectives, if any; and with respect to the portion of the named executive officer’s bonus tied to corporate objectives, the named executive officer would be entitled to receive the same percentage as the other participants in our annual bonus program, in both cases pro-rated to reflect the actual number of days the named executive officer was employed during the applicable fiscal year;
•

if the executive officer elects to continue medical insurance coverage in accordance with COBRA, a subsidy of the executive’s COBRA premium at the same percentage as the premium subsidy provided to similarly situated active employees for the duration of the salary continuation period; and

•	payment of the cost for outplacement services lasting not less than six months.

Payment of the above-described severance benefits is subject to the named executive officer releasing all of his or her claims against ImmunoGen other than claims that arise from our obligations under the plan.  In addition, no benefits are payable under the plan in circumstances where the named executive officer is entitled to receive severance compensation under the terms of any separate written agreement, including the change in control severance agreements described below.  After February 15, 2018, determination of the portion of the named executive officer’s annual cash bonus payable under the plan was changed to provide that such amount would be calculated in the same manner as bonuses are calculated for other participants in our annual bonus program, with no guaranteed achievement of the part of the calculation determined by achievement toward personal objectives, pro-rated as described above.

The following table illustrates the potential benefits that would have been received by the named executive officers under our severance pay plan for vice presidents and higher, assuming we had terminated each executive’s employment without cause on December 31, 2017 outside the context of a change in control.

Potential Payments Upon Termination of Employment Not Following a Change in Control

(Without Cause and Not for a Disability)

Name	Salary Continuation	Bonus Lump Sum (1)	Healthcare Continuation (2)	Total
Mark. J. Enyedy	$1,005,000	$753,750	$42,658	$1,801,408
David B. Johnston	405,951	219,214	28,439	653,604
Richard J. Gregory	455,403	245,918	28,439	729,760
Craig Barrows	397,800	214,812	28,439	641,051
Anna Berkenblit	408,526	193,029	28,439	629,994

1)

Amounts represent 100% of the portion of each named executive officer’s bonus tied to personal objectives and 100% of each named executive officer’s bonus tied to corporate objectives, based on achievement of 150% of the corporate objectives achieved for 2017.

2)

Amounts represent payments equal to each executive’s COBRA premiums for 12 months (or in the case of Mr. Enyedy, 18 months) for the type of healthcare coverage ImmunoGen carried for each named executive officer as of December 31, 2017.

Termination of Employment Following a Change in Control

We have entered into change in control severance agreements with each named executive officer providing for certain benefits in the event of a change in control of ImmunoGen.  A change in control includes any of the following events:

•	the acquisition by any person of 50% or more of our outstanding common stock pursuant to a transaction which our Board of Directors does not approve;
•

a merger or consolidation of ImmunoGen, whether or not approved by our Board, where our voting securities remain outstanding and continue to represent, or are converted into securities of the surviving corporation (or its parent) representing, less than 50% of the total voting power of the surviving entity (or its parent) following such transaction;

•	our shareholders approve an agreement for the sale of all or substantially all of ImmunoGen’s assets; or
•

the “incumbent directors” cease to constitute at least a majority of the members of our Board.  “Incumbent directors” include the current members of our Board, plus any future members who are elected or nominated for election by at least a majority of the incumbent directors at the time of such election or nomination, with certain exceptions relating to actual or threatened proxy contests relating to the election of directors to our Board.

Each named executive officer is entitled to severance benefits if, within the period of two months before or 12 months after a change in control of ImmunoGen, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason.  “Cause” is defined to include the executive’s willful act or omission that materially harms ImmunoGen; willful failure or refusal to follow the lawful and proper directives of the Board; conviction of the executive for a felony; commission of an act of moral turpitude that is reasonably expected to be injurious to ImmunoGen or its reputation; material fraud or theft relating to ImmunoGen; or breach of our Code of Corporate Conduct, Senior Officer and Financial Personnel Code of Ethics or other contractual obligation to ImmunoGen.  “Good reason” is defined in each agreement to include the occurrence of the following events without the executive’s consent: a change in the principal location at which the executive performs his duties for us to a new location that is at least 40 miles from the prior location; a material change in the executive’s authority, functions duties or responsibilities as compared to his highest position with ImmunoGen; or a material reduction in the executive’s base salary or target annual bonus.

Severance benefits under each agreement include the following:

•

a lump sum payment equal to 1.5 times (or in the case of Mr. Enyedy, 2 times) the sum of the executive officer’s then current annual base salary and the executive’s target annual bonus for the fiscal year in which the termination occurs;

•	vesting of 100% of the executive officer’s unvested stock options and unvested restricted stock awards and other similar rights;
•	if the executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidized health insurance premiums for the executive officer immediately prior to the date of termination of the executive officer’s employment (or, if more favorable to the executive officer, immediately prior to the consummation of the change in control), for up to 18 months (provided that following the expiration of the CEO’s COBRA coverage period, we will pay a taxable amount to the CEO equal to the COBRA premium subsidy on a monthly basis for a period ending 24 months from the CEO’s termination date); and

•	payment of the cost of out-placement services up to a maximum of $40,000.

Payment of the above-described severance benefits is subject to the named executive officer releasing all his or her claims against ImmunoGen other than claims that arise from ImmunoGen’s obligations under the severance agreement.  In addition, the severance benefits will replace any similar compensation that may be provided to the executive under any other agreement or arrangement in relation to termination of employment, with certain exceptions.

Each agreement provides for a reduction of payments and benefits to be received by the named executive officer pursuant to a change in control to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full.  In addition, each agreement provides for the payment by ImmunoGen of the executive’s legal fees and expenses incurred in connection with the agreement.

Each agreement continues in effect for two years from its effective date, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement.

The following table illustrates the potential benefits that would have been received by the named executive officers under the severance agreements described above, assuming we had terminated each executive’s employment without cause on December 31, 2017, following a change in control occurring on that date, and using the closing price ($6.41) of our common stock on the NASDAQ Global Select Market on December 29, 2017.

Potential Payments Upon Termination of Employment Following a Change in Control

(Without Cause and Not for a Disability)

Name	Salary/Bonus Lump Sum (1)	Stock Option Acceleration (2)	Restricted Stock Acceleration	Healthcare Continuation (3)	Total
Mark J. Enyedy	$1,879,712	$171,000	$5,097,553	$56,877	$7,205,142
David B. Johnston	852,497	246,399	2,019,150	42,658	3,160,704
Richard J. Gregory	956,346	246,399	2,547,975	42,658	3,793,378
Craig Barrows	817,807	345,310	1,465,326	42,658	2,671,101
Anna Berkenblit	827,265	238,091	1,615,320	42,658	2,723,334

1)

Amounts represent the salary and target bonus-based lump sum payments described above. The amounts in this column for Messrs. Enyedy and Barrows reflect reductions in their respective salary-based lump sum payments to a level where they would not be subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code.

2)

Any amounts shown in this column represent payment of the difference between $6.41 and the exercise price of any in-the-money unvested stock option that would have become exercisable upon termination of the executive’s employment without cause following a change in control, multiplied in each case by the number of shares subject to such option.

3)

Amounts represent payments equal to each executive’s COBRA premiums for 18 months (or in the case of Mr. Enyedy, 24 months) for the type of healthcare coverage ImmunoGen carried for each named executive officer as of December 31, 2017.

CEO Pay Ratio

For 2017, Mr. Enyedy’s total compensation was $2,667,534, as shown in the Summary Compensation Table.  The total compensation for the median employee (excluding Mr. Enyedy) was $142,843  Accordingly, Mr. Enyedy’s total compensation was 18.7 times that of the median employee’s total compensation in 2017.  The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.

The compensation elements that were considered in the identification of the median employee were actual base pay during 2017 and annual bonus payout for 2017, which was paid in March 2018.  The total number of employees as of December 29, 2017 was 293, of whom 280 were included in the population used to determine the median employee.  Employees not eligible to receive a bonus under the 2017 bonus program were excluded.  Once identified, the total compensation for the median employee was calculated pursuant to the requirements of the Summary Compensation Table.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to ImmunoGen’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into ImmunoGen’s Annual Report on Form 10‑K for the year ended December 31, 2017.

By the Compensation Committee of the Board of Directors of ImmunoGen, Inc.
Dean J. Mitchell, Chairman
Mark Goldberg
Kristine Peterson

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT

(Notice Item 5)

We are providing our shareholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote.  Under Section 14A of the Securities Exchange Act of 1934, we must hold this advisory vote at least once every three years. At the 2017 annual meeting of shareholders, we asked shareholders to vote on an advisory basis with respect to whether future say-on-pay votes should be held once every year, or once every two or three years (the “say-on-frequency” vote).  Shareholders indicated by their advisory vote their preference to hold say-on-pay votes on an annual basis.  After taking into consideration the results of the say-on-frequency vote at the 2017 annual meeting, our Board determined to include say-on-pay advisory votes in our proxy materials on an annual basis until the next required “say-on-frequency” vote by shareholders.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the “Compensation Discussion and Analysis,” or “CD&A,” tabular disclosure regarding such compensation and accompanying narrative disclosure set forth elsewhere in this proxy statement.  The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section.  The Compensation Committee and our Board believe that the policies and practices described in the CD&A are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2017 reflects and supports those policies and practices.

The say-on-pay vote is not binding on the Compensation Committee or our Board.  However, the committee and the Board will take into account the result of the vote when determining future executive compensation arrangements.

Recommendation

The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 6)

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.  The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.  In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management, and will take into account the vote of our shareholders with respect to the ratification of the appointment of our independent registered public accounting firm.

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2017.  We expect that a representative of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Recommendation

The Board recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?

The aggregate fees for professional services rendered to us by Ernst & Young LLP for 2017, the 2016 Transition Period, and the fiscal year ended June 30, 2016 were as follows:

Category	2017	2016 Transition Period	FY 2016	FY 2015
Audit	$1,304,313	$778,313	$867,528	$797,410
Audit-Related	-	-	-	-
Tax	-	-	-	-
All Other	-	-	-	-
	$1,304,313	$778,313	$867,528	$797,410

Audit fees for  all periods shown above were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the financial statements included in each of our quarterly reports on Form 10‑Q.  Audit fees for fiscal year 2016 also include amounts related to our issuance of convertible senior notes.  Audit fees for 2017, the 2016 Transition Period and fiscal year 2015 also include amounts related to consents relating to registration statements.

What is the Audit Committee’s pre-approval policy?

The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.  In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm.  Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $100,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.  Ernst & Young LLP did not provide non-audit services during 2017, the 2016 Transition Period, or fiscal year 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed ImmunoGen’s audited financial statements for the year ended December 31, 2017, and discussed these financial statements with ImmunoGen’s management.  The Audit Committee also has reviewed and discussed the audited financial statements and the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Audit Standards No. 1301 (“Communication with Audit Committees”) with Ernst & Young LLP, ImmunoGen’s independent registered public accounting firm.  In addition, the Audit Committee received the letter from Ernst & Young LLP required by PCAOB Rule 3526 (“Communication with Audit Committees Concerning Independence”), and has discussed with Ernst & Young LLP its independence.

Based on its review and the discussions referred to above, the Audit Committee recommended to ImmunoGen’s Board that the audited financial statements be included in ImmunoGen’s Annual Report on Form 10‑K for the year ended December 31, 2017.

By the Audit Committee of the Board of Directors of ImmunoGen, Inc.
Stephen C. McCluski, Chairman
Kristine Peterson
Richard J. Wallace

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and certain persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC.  Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on copies of such forms furnished as provided above, and written representations from our officers and directors that no Forms 5 were required, we believe that during the year ended December 31, 2017 all Section 16(a) filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in ImmunoGen’s proxy statement relating to the 2019 annual meeting of shareholders must be received at our principal executive offices on or before December 31, 2018.

In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings.  If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2019 annual meeting of shareholders, notice of them, whether or not they are included in ImmunoGen’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to our corporate secretary no earlier than February 14, 2019 and no later than March 16, 2019.  The notice must include the information set forth in our by-laws.  Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.  Our by-laws do not affect any rights of shareholders to request the inclusion of proposals in ImmunoGen’s proxy statement pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted a rule that allows us or your broker to send a single set of proxy materials and annual reports to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family.  This practice, referred to as “householding,” benefits both you and us.  It reduces the volume of duplicate information received at your household and helps us reduce our expenses.  The rule applies to our annual reports, proxy materials (including the Notice) and information statements.  Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice.  Each shareholder will continue to receive a separate proxy card or voting instruction card.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Broadridge Corporate Issuer Solutions, Inc.,  P.O. Box 1342, Brentwood, New York 11717, telephone number 1‑855‑697‑4961.  Shareholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Broadridge Corporate Issuer Solutions, Inc.

OTHER MATTERS

We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement.  However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10‑K

You may obtain a copy of our annual report on Form 10‑K for the year ended December 31, 2017 (without exhibits) without charge by writing to: Investor Relations, ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451.

By Order of the Board of Directors
CRAIG BARROWS, Secretary

April 30, 2018

Exhibit A

IMMUNOGEN, INC.

2018 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this ImmunoGen, Inc. 2018 Employee, Director and Consultant Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non‑feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and conduct substantially prejudicial to the business of the Company or any Affiliate provided, however that any provision in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.  The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events:

(i)

Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d‑3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii)

Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval; or

(iii)

Change in Board Composition.  A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of March 28, 2018, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

provided, that if any payment or benefit payable hereunder upon or following a Change of Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means shares of the Company’s common stock, $.01 par value per share.

Company means ImmunoGen, Inc., a Massachusetts corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Fair Market Value of a Share of Common Stock means:

(1) If the Common Stock is listed on a national securities exchange or traded in the over‑the‑counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;

(2) If the Common Stock is not traded on a national securities exchange but is traded on the over‑the‑counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date; and

(3) If the Common Stock is neither listed on a national securities exchange nor traded in the over‑the‑counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

Full Value Award means a Stock Grant or other Stock-Based Award whose intrinsic value is not solely dependent on appreciation in the price of the Common Stock after the date of grant.

ISO means an option meant to qualify as an incentive stock option under Section 422 of the Code.

Non‑Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non‑Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance Based Award means a Stock Grant or Stock-Based Award which vests based on attainment of Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement.  The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, to make adjustments to the Performance Goals or determine the satisfaction of the Performance Goals, in each case, in connection with a Corporate Transaction) provided that any such actions do not otherwise violate the terms of the Plan.

Plan means this ImmunoGen, Inc. 2018 Employee, Director and Consultant Equity Incentive Plan.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 25 of the Plan.  The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan -- an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.	PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate.  The Plan provides for the granting of ISOs, Non‑Qualified Options, Stock Grants and Stock-Based Awards.

3.	SHARES SUBJECT TO THE PLAN.

(a) The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 7,500,000 shares of Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company’s 2006 or 2016 Employee, Director and Consultant Equity Incentive Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after March 28, 2018 (but in no event more than 19,500.000 Shares shall be added to the Plan pursuant to this clause (ii)), or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of this Plan.

(b) If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company’s or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitations set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued and any stock appreciation right to be settled in shares of Common Stock shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of exercise gain shares issued upon settlement of the stock appreciation right. In addition, Shares repurchased by the Company with the proceeds of the option exercise price may not be reissued under the Plan.

(c) For purposes of determining the number of Shares available for issuance under Paragraph 3(a) above, (i) for the grant of any Option or similar Stock-Based Award one Share for each Share actually subject to such Option or similar Stock-Based Award shall be deducted, and (ii) for the grant of any Full Value Award, one and one-quarter (1.25) Shares for each Share actually subject to any such Full Value Award shall be deducted.  If a Full Value Award expires, is forfeited, or otherwise lapses, the Shares that were subject to the Full Value Award shall be restored to the total number of Shares available for grant as were deducted as Full Value Awards pursuant to this paragraph.  Except in the case of death, disability or Change of Control, or as provided in the next sentence, no Stock Right shall vest, and no right of the Company to restrict or reacquire Shares subject to Full Value Awards shall lapse, less than one (1) year from the date of grant.  Notwithstanding the foregoing, Stock Rights may be granted having time-based vesting of less than one (1) year from the date of grant so long as no more than five percent (5%) of the Shares reserved for issuance under the Plan pursuant to Paragraph 3(a) above (as adjusted under Paragraph 25 of this Plan) may be granted in the aggregate pursuant to such awards.

4.	ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator.  Subject to the provisions of the Plan, the Administrator is authorized to:

a.	Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;
b.	Determine which Employees, directors and Consultants shall be granted Stock Rights;

c.

Determine the number of Shares for which a Stock Right or Stock Rights shall be granted provided, that the aggregate grant date fair value of Shares to be granted to any non-employee director under the Plan in any calendar year may not exceed $500,000 dollars except that the foregoing limitation on Stock Rights granted to non-employee directors shall not apply to Stock Rights made pursuant to an election by a non-employee director to receive the Stock Right in lieu of cash for all or a portion of cash fees to be received for service on the Board of Directors or any Committee thereof.

d.	Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;
e.	Make any adjustments in the Performance Goals included in any Performance-Based Awards;
f.

Amend any term or condition of any outstanding Stock Right, other than reducing the exercise price or purchase price or extending the expiration date of an Option, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code; and

g.

Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company or to Plan Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of (i) preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs; and (ii) not causing any adverse tax consequences under Section 409A of the Code.  Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee.  In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it; provided that only a Committee consisting solely of non-employee directors (or the full Board when only non-employee directors are present and voting) shall have the authority to grant Options, Stock Grants or Stock-Based Awards to non-employee directors, or to amend the terms of any such awards in a manner that would accelerate the exercisability or vesting of, or lapsing of any right by the Company to restrict or reacquire Shares subject to, all or any portion of any such award. The Board of Directors or the Committee may revoke any such allocation or delegation at any time.

5.	ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted.  Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right.  ISOs may be granted only to Employees who are deemed residents of the United States for tax purposes.  Non‑Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate.  The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grants under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company (or provided in electronic form by the Company) and, to the extent required by law or requested by the Company, by the Participant.  The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto.  The Option Agreements shall be subject to at least the following terms and conditions:

a.

Non‑Qualified Options:  Each Option intended to be a Non‑Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non‑Qualified Option:

i.

Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator but shall not be less than the Fair Market Value per share of Common Stock on the date of grant of the Option.

ii.	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.
iii.

Vesting Periods:  Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, provided that each Non‑Qualified Option shall terminate not more than ten years from the date of the grant.  Each Option Agreement may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated performance goals or events.
iv.

Option Conditions:  Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and
B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.
b.

ISOs:  Each Option intended to be an ISO shall be issued only to an Employee and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

v.	Minimum standards: The ISO shall meet the minimum standards required of Non‑Qualified Options, as described in Paragraph 6(a) above.
vi.	Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
A.

10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of the grant of the ISO; or

B.

More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of the grant of the ISO.

iii.	Term of Option: For Participants who own:
A.

10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.

More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

iv.

Limitation on Yearly Exercise:  The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.	TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement, duly executed by the Company (or provided in electronic form by the Company) and, to the extent required by law or requested by the Company, by the Participant.  The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)

Each Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Massachusetts General Corporation Law on the date of the grant of the Stock Grant;

(b)	Each Agreement shall state the number of Shares to which the Stock Grant pertains;
(c)

Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals upon which such rights shall accrue and the purchase price therefor, if any; and

(d)

Dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) may accrue but shall not be paid prior to the time, and only to the extent that, the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse.

8.	TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards, stock units deferred or otherwise.  The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company (or provided in electronic form by the Company) and, to the extent required by law or requested by the Company, by the Participant.  The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company.  Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued provided that dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the Shares subject to the Stock-Based Award vest.  Under no circumstances may the Agreement covering stock appreciation rights (a) have an exercise price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code.  Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9.	PERFORMANCE BASED AWARDS.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award.  No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee.  The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period and any dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of a Performance-Based Award.

10.	EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice (in a form acceptable to the Administrator which may include electronic notice) to the Company or its designee, together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement.  Such notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement.  Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option and held for at least six months (if required to avoid negative accounting treatment), or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price of the number of Shares being exercised, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be).  In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.  The Shares shall, upon delivery, be fully paid, non-assessable Shares.

The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to an Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 28) without the prior approval of the Employee, if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is not prohibited by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant’s Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any Option shall be made only after the Administrator determines whether such amendment would constitute a “modification” of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such Option including, but not limited to, pursuant to Section 409A of the Code.

11.	ACCEPTANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

A Stock Grant or Stock-Based Award (or any part or installment thereof) shall be accepted by executing the applicable Agreement and delivering it to the Company or its designee, together with provision for payment of the full purchase price, if any, in accordance with this Paragraph for the Shares as to which such Stock Grant or Stock-Based Award is being accepted, and upon compliance with any other conditions set forth in the applicable Agreement.  Payment of the purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being accepted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of acceptance of the Stock Grant or Stock Based-Award to the purchase price of the Stock Grant or Stock-Based Award, or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, payment of such other lawful consideration as the Administrator may determine.

The Company shall then, if required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was accepted to the Participant (or to the

Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement.  In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12.	RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of the Option or issuance of Shares as set forth in any Agreement, and tender of the aggregate exercise or full purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance and registration of the Shares in the Company’s share register in the name of the Participant.

13.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement; provided that no Stock Right may be transferred by a Participant for value.  Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO.  The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph.  Except as provided above, a Stock Right shall only be exercisable or may only be accepted, during the Participant’s lifetime, by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

a.

A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

b.

Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

c.

The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

d.

Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

e.

A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.

f.

Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

a.	All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

b.

Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination.  If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

a.	A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:
(i) To the extent that the Option has become exercisable but has not been exercised on the date of Disability; and

(ii) In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled.  The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

b.

A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant’s Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

c.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination).  If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

a.	In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors:

(i) To the extent that the Option has become exercisable but has not been exercised on the date of death; and

(ii) In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died.  The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

b.

If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18.	EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such offer shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service (whether as an Employee, director or Consultant), other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 20, 21, and 22, respectively, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

a.

All Shares subject to any Stock Grant or a Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

b.

Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination.  If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled.  The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination).  If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate:  to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died.  The proration shall be based upon the number of days accrued prior to the Participant’s death.

23.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise or acceptance of a Stock Right shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

a.

The person(s) who exercise(s) or accept(s) such Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

b.

At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the 1933 Act without registration thereunder.

24.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation.  Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement:

a. Stock Dividends and Stock Splits.  If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made, including in the exercise or purchase price per share and Performance Goals applicable to outstanding Performance-Based Awards, to reflect such events.  The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

b. Corporate Transactions.  If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable, or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable, or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof.  For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall either (i) make appropriate provisions for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) terminate all Stock Grants in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to the holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 25(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

c. Recapitalization or Reorganization.  In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance, if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

d. Adjustments to Stock-Based Awards.  Upon the happening of any of the events described in Subparagraphs a, b or c above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs.  The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to the effect if any, of a Change of Control and, subject to Paragraph 4, its determination shall be conclusive.

e. Modification of Options.  Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph a, b or c above with respect to Options shall be made only after the Administrator determines whether such adjustments would constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such Options.  If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option.  This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

26.	ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights.  Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

27.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

28.	CONVERSION OF ISOs INTO NON‑QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non‑Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion.  At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non‑Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan.  Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non‑Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action.  The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

29.	WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the exercise or acceptance of a Stock Right or upon the lapsing of any forfeiture provision or right of repurchase or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock is authorized by the Administrator (and permitted by law).  For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise.  If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

30.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an ISO.  A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code.  If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

31.	TERMINATION OF THE PLAN.

The Plan will terminate on March 28, 2028.  The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination.  Termination of the Plan shall not affect any Stock Rights theretofore granted.

32.	AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company.  The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers, provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall also be subject to obtaining such shareholder approval.  Other than as set forth in Paragraph 25 of the Plan, the Administrator may not without shareholder approval reduce the exercise price of an Option or cancel any outstanding Option in exchange for a replacement option having a lower exercise price, any Stock Grant, any other Stock-Based Award or for cash. In addition, the Administrator may not take any other action that is considered a direct or indirect “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles.  Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right.  With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan.  In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.  Notwithstanding the foregoing, except in the case of death, disability or Change of Control, outstanding Agreements may not be amended by the Administrator (or the Board) in a manner that would accelerate the exercisability or vesting of, or lapsing of any right by the Company to restrict or reacquire Shares subject to, all or any portion of any Option, Stock Grant or other Stock-Based Award.  Nothing in this Paragraph 32 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 25.

33.	EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

34.CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Incentive Compensation Recoupment Policy then in effect is triggered.

35.SECTION 409A.

If a Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Stock-Based Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Stock-Based Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A of the Code, but neither the Administrator nor any member of the Board, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

36.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of The Commonwealth of Massachusetts.

Exhibit B

IMMUNOGEN, INC.

EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Employee Stock Purchase Plan (the "Plan") of ImmunoGen, Inc. (the "Company").

1. Purpose.  The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.  It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.
(a) "Board" shall mean the Board of Directors of the Company, or a committee of the Board of Directors named by the Board to administer the Plan.
(b) "Code" shall mean the Internal Revenue Code of 1986, as amended.
(c) "Common Stock" shall mean the common stock, $0.01 par value per share, of the Company.
(d) "Company" shall mean ImmunoGen, Inc., a Delaware corporation.

(e) "Compensation" shall mean the regular rate of salary or wages received by the Employee from the Company or a Designated Subsidiary that is taxable income for federal income tax purposes, including payments for overtime and shift premium, but excluding incentive compensation, incentive payments, bonuses, commissions, relocation, expense reimbursements, tuition or other reimbursements or compensation received from the Company or a Designated Subsidiary.

(f) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee.  Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) "Contributions" shall mean all amounts credited to the account of a participant pursuant to the Plan.
(h) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i) "Employee" shall mean any person who is employed by the Company or one of its Designated Subsidiaries for tax purposes and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

(j) "Exercise Date" shall mean the last business day of each Offering Period of the Plan.

(k) “Exercise Price” shall mean with respect to an Offering Period, an amount equal to 85 % of the fair market value (as defined in paragraph 7(b)) of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

(l) "Offering Date" shall mean the first business day of each Offering Period of the Plan.
(m) "Offering Period" shall mean a period of six months as set forth in paragraph 4 of the Plan.
(n) "Plan" shall mean this ImmunoGen, Inc. Employee Stock Purchase Plan.

(o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) Any person who has been continuously employed as an Employee for three (3) months as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan and further, subject to the requirements of paragraph 5(a) and the limitations imposed by Section 423(b) of the Code.  All Employees granted options under the Plan with respect to any Offering Period will have the same rights and privileges except for any differences that may be permitted pursuant to Section 423.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock as defined in paragraph 7(b) (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. In addition, the maximum number of shares of Common Stock that may be purchased by any participant during an Offering Period shall equal $25,000 divided by the fair market value of the Common Stock on the first trading day of such Offering Period, which price shall be adjusted if the price per share is adjusted pursuant to Section 18.  Any option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this paragraph 3(b).

4. Offering Periods.  The Plan shall be implemented by a series of Offering Periods, with a new Offering Period commencing on January 1 and July 1 of each year or the first business day thereafter (or at such other time or times as may be determined by the Board).  The initial Offering Period shall commence on July 1, 2018.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing an Enrollment Form provided by the Company and filing it with the Company or its designee at least ten (10) days prior to the applicable Offering Date, unless a later time for filing the Enrollment Form is set by the Board for all eligible Employees with respect to a given Offering Period.  The Enrollment Form and its submission may be electronic as directed by the Company.  The Enrollment Form shall set forth the percentage of the participant’s Compensation (which shall be not less than one percent (1%) and not more than fifteen percent (15%) to be paid as Contributions pursuant to the Plan.

(b) Payroll deductions shall commence with the first payroll following the Offering Date, unless a later time is set by the Board with respect to a given Offering Period, and shall end on the last payroll paid on or prior to the Exercise Date of the Offering Period to which the Enrollment Form is applicable, unless sooner terminated as provided in paragraph 10.

6. Method of Payment of Contributions.

(a) Each participant shall elect to have payroll deductions made on each payroll during the Offering Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) of such participant’s Compensation on each such payroll (or such other percentage as the Board may establish from time to time before an Offering Date).  All payroll deductions made by a participant shall be credited to his or her account under the Plan.  A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or, on one occasion only during the Offering Period, may decrease, but may not increase, the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new Enrollment Form authorizing a change in the deduction rate.  The change in rate shall be effective as of the beginning of the next payroll period following the date of filing of the new Enrollment Form, if the Enrollment Form is completed at least ten business days prior to such date, and, if not, as of the beginning of the next succeeding payroll period.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b), a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equals $21,250.  Payroll deductions shall recommence at the rate provided in such participant’s Enrollment Form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 10.

7.	Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period a number of shares of the Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Exercise Price; provided however, that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 12.  The fair market value of a share of the Common Stock shall be determined as provided in paragraph 7(b).

(b) The fair market value of the Common Stock on a given date shall be (i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last sale price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), on the composite tape or other comparable reporting system; or (ii) if the Common Stock is not listed on a national securities exchange and such price is not regularly reported, the mean between the bid and asked prices per share of the Common Stock at the close of trading in the over-the-counter market.

8. Exercise of Option.  Unless a participant withdraws from the Plan as provided in paragraph 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased for him or her at the applicable Exercise Price with the accumulated Contributions in his or her account.  If a fractional number of shares results, then such number shall be rounded down to the next whole number and any unapplied cash shall be carried forward to the next Exercise Date, unless the participant requests a cash payment.  The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date.  During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery.  Upon the written request of a participant, certificates representing the shares purchased upon exercise of an option will be issued as promptly as practicable after the Exercise Date of each Offering Period to participants who wish to hold their shares in certificate form, except that the Board may determine that such shares shall be held for each participant’s benefit by a broker designated by the Board.  Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full Share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in paragraph 10 below.  Any other amounts left over in a participant’s account after an Exercise Date shall be returned to the participant.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to the Exercise Date of the Offering Period by giving written notice to the Company or its designee.  All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and his or her option will be automatically terminated.

(c) In the event an Employee fails to remain in Continuous Status as an Employee for at least 20 hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11. Interest. No interest shall accrue on the Contributions of a participant in the Plan.
12. Stock.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, plus an annual increase on the first day of each of the Company’s fiscal years beginning in 2019 and ending on the first day of 2028, equal to the lesser of (i) 1,000,000 shares, (ii) one percent (1%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as is determined by the Board, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18.  If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised), the Company shall make a pro rata allocation of the shares remaining available for option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable.  Any amounts remaining in an Employee’s account not applied to the purchase of shares pursuant to this paragraph 12 shall be refunded on or promptly after the Exercise Date.  In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

(b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

13. Administration.  The Board shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash.  In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Exercise Date of the Offering Period.  If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.  Beneficiary designations shall be made either in writing or by electronic delivery as directed by the Company.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which may be electronic.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability.  Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

16. Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports.  Individual accounts will be maintained for each participant in the Plan.  Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by unexercised options under the Plan, the number of shares of Common Stock which have been authorized for issuance under the Plan but are not yet subject to options under paragraph 12(a) and the number of shares of Common Stock subject to annual increase under paragraph 12(a) (collectively, the "Reserves"),  as well as the price per share of Common Stock covered by each unexercised option under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

In the event of the proposed dissolution or liquidation of the Company, an Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company with or into another corporation, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date").  If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in paragraph 10.  For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets, merger or other reorganization, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets, merger or other reorganization, the consideration (whether stock, cash or other securities or property) received in the sale of assets, merger or other reorganization by holders of Common Stock for each share of Common Stock held on the effective date of such transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets, merger or other reorganization.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Board may at any time terminate or amend the Plan.  Except as provided in paragraph 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant provided that an Offering Period may be terminated by the Board on an Exercise Date or by the Board’s setting a new Exercise Date with respect to an Offering Period then in progress if the Board determines that termination of the Offering Period is in the best interests of the Company and the shareholders or if continuation of the Offering Period would cause the Company to incur adverse accounting charges in the generally-accepted accounting rules applicable to the Plan.  In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan.

20. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Information Regarding Disqualifying Dispositions.  By electing to participate in the Plan, each participant agrees to provide any information about any transfer of shares of Common Stock acquired under the Plan that occurs within two years after the first business day of the Offering Period in which such shares were acquired as may be requested by the Company or any Subsidiaries in order to assist it in complying with the tax laws.

23. Right to Terminate Employment.  Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Employee the right to continue in the employment of the Company or any Subsidiary, or affect any right which the Company or any Subsidiary may have to terminate the employment of such Employee.

24. Rights as a Shareholder.  Neither the granting of an option nor a deduction from payroll shall constitute an Employee the owner of shares covered by an option.  No Employee shall have any right as a shareholder unless and until an option has been exercised, and the shares underlying the option have been registered in the Company’s share register.

25. Term of Plan. The Plan became effective upon its adoption by the Board on March 20, 2018 and shall continue in effect through June 30, 2028, unless sooner terminated under paragraph 19.
26. Applicable Law. This Plan shall be governed in accordance with the laws of the State of Delaware, applied without giving effect to any conflict-of-law principles.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IMMUNOGEN, INC. 830 WINTER STREET WALTHAM, MA 02451 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E42624-P01243 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IMMUNOGEN, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 2. Election of Directors Nominees: 01) Stephen C. McCluski 02) Richard J. Wallace 03) Mark Goldberg, MD 04) Dean J. Mitchell 05) Kristine Peterson 06) Mark J. Enyedy 07) Stuart A. Arbuckle For Against Abstain For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018. 1. To fix the number of members of the Board of Directors at seven (7). 3. To approve the 2018 Employee, Director and Consultant Equity Incentive Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. 4. To approve the Employee Stock Purchase Plan. 5. To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in our proxy statement. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4, 5 AND 6. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E42625-P01243 IMMUNOGEN, INC. This proxy is solicited by the Board of Directors Annual Meeting of Shareholders 6/20/2018 9:00 AM The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 30, 2018, and does hereby appoint Mark J. Enyedy and David B. Johnston, or either of them (the "proxies"), as the undersigned's attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of IMMUNOGEN, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts on Wednesday, June 20, 2018, at 9:00 AM, Eastern Daylight Time, and any adjournment or postponement thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: